As filed with the Securities and Exchange Commission on April 24, 2002
                                                                Registration No.
 -------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     DEMARCO ENERGY SYSTEMS OF AMERICA, INC.
               (Exact name of registrant as specified in charter)


              UTAH                     3585                    87-0392000
        ----------------         -----------------         ------------------
        (State or other          (Primary Standard         (I.R.S. Employer
        jurisdiction of          Industrial                Identification No.)
        incorporation            Classification
        or organization)         Code Number)


                  12885 HWY 183, STE 108-A, AUSTIN, TEXAS 78750
                  ---------------------------------------------
                                 (512) 335-1494
                                 --------------
          (Address and telephone number of principal executive offices)


                  12885 HWY 183, STE 108-A, AUSTIN, TEXAS 78750
                  ---------------------------------------------
                                 (512) 335-1494
                                 --------------
(Address of principal place of business or intended principal place of business)


              Victor DeMarco, President and Chief Executive Officer
                            12885 HWY 183, Ste 108-A
                               Austin, Texas 78750
                                 (512) 335-1494
            (Name, Address and Telephone Number of Agent for Service)
                                    Copy to:
                                Curtis R. Ashmos
                            Locke Liddell & Sapp LLP
                             100 Congress, Suite 300
                               Austin, Texas 78701
                                 (512) 305-4716



Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
 ----------------------------------------------------------------------------------
 Title of Each                   Proposed         Proposed
 Class of                        Maximum          Maximum              Amount of
 Securities to    Amount to be   Offering Price   Aggregate            Registration
 be Registered    Registered     Per Share (1)    Offering Price (2)   Fee
 ----------------------------------------------------------------------------------
 Common Stock,    26,923,077     $0.09            $2,423,077           $579.12
 $.0001           shares
 par value
 ----------------------------------------------------------------------------------


(1) The shares of common stock being registered hereunder are being registered for resale by the selling shareholders named in the prospectus and consist of shares issuable to the selling shareholders upon conversion of outstanding debentures.

(2) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of fluctuating market prices, solely for the purpose of calculating the registration fee, and is the average of the bid and ask prices reported on the OTC bulletin board for April 19, 2002.

(3) Pursuant to Rule 416, there are also being registered such additional shares of common stock as may be issuable pursuant to the anti-dilution provisions of the debentures.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     DEMARCO ENERGY SYSTEMS OF AMERICA, INC.
 -------------------------------------------------------------------------------
                              CROSS-REFERENCE SHEET
                   (Between Items of Form SB-2 and Prospectus)

    Form SB-2 Item No. and Caption              Prospectus Captions
    ------------------------------              -------------------
1.  Front of Registration Statement and
    Outside Front Cover of Prospectus           Front Cover Page

2.  Inside Front and Outside Back Cover
    Pages Of Prospectus                         Inside Front Cover Page

3.  Summary Information and Risk Factors        Prospectus Summary; The
                                                Company; Risk Factors

4.  Use of Proceeds                             Use of Proceeds

5.  Determination of Offering Price             Not Applicable

6.  Dilution                                    Not Applicable

7.  Selling Security Holders                    Selling Stockholders

8.  Plan of Distribution                        Front Cover Page; Plan of
                                                Distribution

9.  Legal Proceedings                           Business

10. Directors, Executive Officers,
    Promoters and Control Persons               Management; Selling Stockholders

11. Security Ownership of Certain
    Beneficial Owners and Management            Security Ownership of Certain
                                                Beneficial Owners and Management

12. Description of Securities                   Description of Capital Stock

13. Interest of Named Experts and
    Counsel                                     Experts

14. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities                             Description of Capital Stock

15. Organization Within Last Five Years         The Company; Business

16. Description of Business                     Business

17. Management's Discussion and Analysis
    or Plan of Operation of Operations          Management's Discussion and
                                                Analysis Results

18. Description of Property                     Business

19. Certain Relationships and Related
    Transactions                                Certain Transactions

20. Price Range of Common Stock and
    Dividend Policy                             Front Cover Page; Description of
                                                Capital Stock; Selling
                                                Stockholders

21. Executive Compensation                      Management

22. Financial Statements                        Index to Financial Statements


23. Changes in and Disagreements With
    Accountants on Accounting and
    Financial Disclosure                        Not Applicable

  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
    NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE
        SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IF NOT PERMITTED.

                              SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED APRIL 24, 2002

                                26,923,077 Shares

                     DEMARCO ENERGY SYSTEMS OF AMERICA, INC.
                                  Common Stock
                  ---------------------------------------------

This prospectus relates to the proposed sale of shares of common stock par value $.001 per share of Demarco Energy Systems of America, Inc. that may be issued to and sold from time to time by certain selling stockholders upon conversion of outstanding debentures. We will not receive any proceeds from the sale of the shares by the selling stockholders.

The selling stockholders may, from time to time, offer their shares of common stock through public or private transactions at prevailing market prices or privately negotiated transactions.

The Common Stock is traded in the over-the-counter market and quoted on the OTC EBB under the symbol "DMES" and quoted in the pink sheets published by the National Quotations Bureau. On April 12, 2002, the last reported sale price for the Company's Common Stock on the OTC EBB was $0.09 per share.

                  ---------------------------------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR VARIOUS RISKS
     YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK.

                  ---------------------------------------------

                       Neither the Securities and Exchange
           Commission nor any state securities commission has approved or disapproved these securities or determined if this
          Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                  ---------------------------------------------

The Company has not authorized any person, agent or entity to give any information or make any representation other than those contained in this Prospectus (including material incorporated by reference herein). You should not rely on any such information or representation as having been authorized by the Company. This Prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.

The issuance of the shares being offered hereby, which are issuable upon conversion of certain debentures, could result in substantial dilution to shareholders of the Company.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.




           The date of this Prospectus is _____________________, 2002.

                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
  Prospectus Summary                                                  6
  Risk Factors                                                        7
  Forward-Looking Statements                                          8
  Use of Proceeds                                                     9
  Price Range of Common Stock and Dividend Policy                     9
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations                             10
  Business                                                           13
  Management                                                         19
  Security Ownership of Certain Beneficial Owners
     and Management                                                  20
  Selling Stockholders                                               21
  Certain Transactions                                               22
  Description of Capital Stock                                       22
  Plan of Distribution                                               23
  Legal Matters                                                      25
  Experts                                                            25
  Additional Information                                             25
  Index to Financial Statements                                      26

                               PROSPECTUS SUMMARY


                                   The Company

         DeMarco Energy Systems of America, Inc. (or, "DeMarco Energy "), provides energy solutions for commercial and residential applications. We sell a highly efficient heating/cooling system called the "Energy Miser". The Energy Miser is a patented geothermal heat pump system utilizing the municipal water main or any other underground piping loop to heat, cool and provide domestic hot water for buildings. Based on the results from our limited prototype installations and a Department of Energy study, we believe these heat pumps are from 30% to 70% more efficient than other methods for heating and air conditioning (See "Business").

         In two of our initial prototype installations in South Dakota, the Energy Miser reduced the annual energy cost to air condition and heat a facility by 36% at one location and 72% at the other site. Since our inception we have installed eleven of our Energy Miser systems in five states (See "Business"). We do not have baseline information from the other installations from which we can measure reductions in energy consumption because they are fairly new installations. We cannot assure you that a specific percentage savings will occur in future installations of our system.

         We derive our revenue in the form of royalties from sales of the Energy Miser system. We have an exclusive brand name agreement with Florida Heat Pump Manufacturing Inc. ("FHP") located in Florida. FHP manufactures the units, labels them with the DeMarco Energy Miser name and sells them through their existing dealer/distributor network. In February 2001, we signed an amended agreement with FHP, which also allows us to purchase the Energy Miser system directly from FHP and sell our product to consumers without going through a FHP representative. Since the origination of this agreement (September 14, 1990) to date there have been a minimal number of units sold. We believe this lack of sales have been hampered by the reluctance of various government agencies to allow us to tap into municipal water mains and our lack of sufficient operating capital (See " BUSINESS" and "Government Regulations").

         The mailing address of our principal executive office is P.O. Box 201057, Austin, Texas 78720-1057 and the telephone number is (512) 335-1494.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

We have a limited operating history and have never been profitable.

         Since our inception in 1983 up to the date of this Prospectus our revenues have been almost non-existent. We own a patent for our Energy Miser cooling/heating system and we anticipate generating revenue in the form of royalty fees from the sale of these systems. If future sales do not occur, investors in our common stock will likely lose their entire investment.

We have accumulated a deficit and anticipate future losses.

         From inception through December 31, 2001, we had generated immaterial revenues and had an accumulated deficit in the amount of $3,972,851. The products scheduled for manufacturing and distribution will require significant marketing expenditures that, together with projected general and administrative expenses, may cause operating losses for the near future. If operating losses continue, shareholders could lose their entire investment.

We will need additional funding and to date we have not been able to raise significant funds through traditional capital markets.

         We are in the process of issuing a series of convertible debentures because we have found it difficult to sell our common stock as a means to raise funds for expansion (See "Liquidity and Capital Resources"). However, we will need to seek additional capital through public or private sales of our securities, including equity or debt securities, in order to fund our activities on a long-term basis. We may not be able to obtain adequate funds, whether through financial markets or collaborative arrangements with strategic partners or from other sources, on acceptable terms when needed. If we are successful in raising additional capital, investors and shareholders could face substantial dilution of their investments.

Our debt-holders have a security interest in all of our assets.

         In September 2000, we issued $500,000 in 10% Secured Convertible Debentures. These Debentures are secured by virtually all of the Company's assets and intellectual property. In March 2002, we agreed to issue $1,000,000 in 10% Secured Convertible Debentures. These Debentures are secured by the same assets and intellectual property rights granted to the September 2000 Debenture-holders on an equal basis. If we default upon the repayment terms of these debentures, our assets would become subject to foreclosure and it would be very difficult to remain a going concern.

Our business is dependent on acceptance by government regulators.

         A significant obstacle confronted by DeMarco Energy in the marketing of the Energy Miser has been governmental interpretation and regulation. In most instances, we need to be able to interface with public water supplies in order for our customers to receive the benefits of our system. Some government regulators have been resistant in allowing us to tap into public water mains for fear of contamination of the water. If government constraints continue it will limit the markets we can compete in and our shareholders would be adversely affected (See "Government Regulation").

Our Energy Miser system patent, which is the basis of our business, could expire before we could gain market acceptance.

         We only have approximately three and one half years remaining on our patent for our Energy Miser system. Our patent expires in September 2005. In addition, the technology involved under this patent for the Energy Miser system could become obsolete due to government regulations, manufacturing cost constraints, new innovations created by competitors or any other reason. Should this technology become unmarketable, our operations and financial condition will be adversely affected.

We face strong competition that we may not be able to overcome.

         Our Energy Miser system has many competitors, many of whom are large with well-known brands and manufacture their own systems. Some of our larger competitors include Trane, Carrier, York and Dunn & Bush. These competitors use cooling tower boiler applications that we believe are inferior to our municipal water geothermal applications, but because of the relative financial strength of these competitors, we may not be afforded the opportunity to demonstrate the advantages of our system over competitors' systems and, as such, sales will not materialize and shareholder investments could be lost.

We are dependent on our President and Chief Executive Officer and need to hire additional key employees.

         Our  operations  are  dependent  on Victor  DeMarco,  President,  Chief
Executive Officer and a significant shareholder. We have no Chief Financial Officer or other executive officers. If Mr. DeMarco were to expire or become incapacitated, there is currently no successor who could execute our business plan.

We do not have adequate marketing and sales experience and our future success will in part be based on our ability to hire employees with adequate backgrounds in these areas.

         We will need to recruit qualified personnel and representatives for the purpose of marketing our Energy Miser system. If we are unsuccessful in attracting qualified personnel we will not be able to increase sales significantly and we will remain unprofitable.

If our products fail we could become subject to product liability claims, for which we are not adequately insured.

         If we develop and install our products, we may be exposed to product liability claims. We might also be required to indemnify manufacturing affiliates against any product liability claims incurred by them as a result of products developed by us under agreements with these affiliates. We currently do not carry adequate product liability insurance. If we experience an uninsured or inadequately insured product liability claim, our business and financial condition as well as investor value would be materially adversely affected.

Our common stock price could be adversely affected upon conversion of the convertible debentures and could result in a substantial increase in the number of outstanding shares and the amount of dilution to current shareholders.

         If our debenture holders elect to convert their debt into shares of our common stock at a substantial discount to the market price at the time of conversion, which they are entitled to do, the market price of our stock could decrease dramatically and adversely affect the value of our current and future shareholders' investments. If due to decreases in our stock price our debenture holders are able to convert their debentures into the number of shares registered pursuant to this registration statement, our outstanding shares would substantially increase. If our stock price continues to decline, our current shareholders will incur even more substantial dilution upon the conversion of the debentures. The following table illustrates the number of shares of Common Stock that would be issuable if the Selling Stockholders convert their debentures while the Company's Common Stock is trading at various prices:

Price per share                             $.15          $.10          $.05

Conversion price                            $.09          $.06          $.03
  (60% of price per share)

Number of conversion shares issued    11,111,111    16,666,667    33,333,333


The Selling Stockholders may engage in short sales of our stock, which could have the effect of driving down our stock price.

         Short sales are sales of a security not owned by the seller and is a technique used to take advantage of an anticipated decline in the price of a security. Because the Selling Stockholders can convert their debentures into common stock at a price that is less than the then current market price, they will be able to sell our stock short and then convert their debentures and cover their short sales with stock purchased at a price that is lower than their sales price with little or no risk. Repeated short sales could place downward pressure on our stock price and result in a loss to persons who purchase shares from the Selling Stockholders pursuant to this prospectus. In addition, our current stockholders may also engage in short sales of our stock, which could put additional downward pressure on our stock price.


                           FORWARD-LOOKING INFORMATION

         From time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements  may be  included  in,  but not  limited  to,  press  releases,  oral statements made with the approval of an authorized executive officer or in various filings made by us with the Securities and Exchange Commission. Words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project or projected", or similar expressions are intended to identify "forward-looking statements". Such statements are qualified in their entirety by reference to and are accompanied by the above discussion of certain important factors that could cause actual results to differ materially from such forward-looking statements.

                                 USE OF PROCEEDS

         All shares of common stock being offered hereby will be sold by the selling stockholders for their own account. We will not receive any proceeds from such sales.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The common stock is traded in the over-the-counter market and quoted on the OTC EBB under the symbol "DMES" and quoted in the pink sheets published by the National Quotations Bureau. Since 1990, from time to time, a very small number of securities broker-dealers published only intermittent quotations for the Common Stock, and there was no continuous, consistent trading market. The trading volume in the Common Stock has been and is extremely limited. During the above period, the limited nature of the trading market created the potential for significant changes in the trading price for the Common Stock as a result of relatively minor changes in the supply and demand for Common Stock and perhaps without regard to our business activities. Because of the lack of specific transaction information and our belief that quotations during the period were particularly sensitive to actual or anticipated volume of supply and demand, we do not believe that such quotations during this period are reliable indicators of a trading market for the Common Stock.

         The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

         Subject to the above limitations, we believe that during the ten fiscal quarters preceding the date of this filing, the high and low sales prices for the Common Stock during each quarter are as set forth in the table below (such prices are without retail mark-up, mark-down, or commissions). The sales prices were obtained from the stock sales history charts from the on-line stock quote site quicken.com. Quicken quotes are provided by S&P Comstock Historical information supplied by Iverson Financial Systems.

          QUARTER ENDED                            HIGH      LOW
          -------------                            ----      ---

        March 31, 2002                              .24      .05
        December 31, 2001                           .25      .05
        September 30, 2001                          .23      .05
        June 30, 2001                               .28      .09
        March 31, 2001                              .22      .09
        December 31, 2000                           .43      .13
        September 30, 2000                          .76      .31
        June 30, 2000                              .875     .281
        March 31, 2000                             .531     .125
        December 31, 1999                           .25     .125

         As of April 5, 2002, there were approximately 1,500 holders of record of our Common Stock including stock held in street name.

         We have not paid any dividends to date. We can make no assurance that our proposed operations will result in sufficient revenues to enable profitable operations or to generate positive cash flow. For the foreseeable future, we anticipate that we will use any funds available to finance the growth of our operations and that we will not pay cash dividends to stockholders. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on our earnings, capital requirements, restrictions imposed by lenders and financial condition and other relevant factors.


Transfer Agent

         The transfer agent for our Common Stock is Fidelity Transfer Company, 1800 South West Temple, Salt Lake City, Utah 84115.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

         The financial information set forth in the following discussion should be read in conjunction with, and qualified in its entirety by, the financial statements of DeMarco Energy included elsewhere herein.


Financial Condition and Changes in Financial Condition

Overall Operating Results:

         Three months ended December 31, 2001 compared to three months December 31, 2000:

         We had no revenue for the current or prior year quarters.

         Our operating expenses for the quarter ended December 31, 2001 totaled $274,300 as compared to $177,000 for the quarter ended December 31, 2000. Our payroll expense for the current quarter totaled $77,400 as compared to prior year payroll of $43,000. Current quarter legal and professional fees amounted to $43,500 and were incurred in connection with the registration of approximately 22,800,000 additional shares of our common stock and compliance filings with the Securities and Exchange Commission. Comparable prior year legal and professional fees were $25,000. Interest expense on our outstanding debentures was $25,100 for the current period. In addition, we incurred a $91,000 one-time charge during the current quarter for penalties as they relate to the issuance of $500,000 of convertible debentures issued in 2000.

         We incurred a net loss for the current quarter of $274,300 as compared to a net loss of $176,100 from continuing operations for the prior year quarter. We plan to continue to focus our expenditures on marketing efforts for the foreseeable future. These losses were incurred primarily because of the costs and expenses cited above.

         Fiscal year ended June 30, 2001 compared to fiscal year ended June 30, 2000:

         We had net royalty revenues of $5,100 for the fiscal year ended June 30, 2001. Prior year royalty revenues were $22,000. Our total expenses for the current year were $1,092,000 versus $292,600 for last year. The expenses with the largest increases during the current year as compared to the prior year were as follows:

     o Marketing and advertising was $55,900 versus $39,000 for the prior year period. This increase was part of our plan to increase our product exposure.

     o Travel expenses were $28,900 as compared to $27,200 as we attended more industry trade shows in each of the last 2 fiscal years to increase our exposure to the market.

     o Interest expense was $410,800 for the current year as compared to $29,200 for the prior year period. Of these expenses $77,500 was incurred in connection with the convertible debentures we issued throughout calendar year 2000 (See "Liquidity and Capital Resources"). In addition, we incurred $333,300 in non-cash interest charges to reflect the beneficial conversion features associated with the convertible debentures we issued in September 2000.

     o Legal and professional fees increased $116,300 to a total of $201,900. These fees were incurred in connection with the current SB-2 filing, our annual audit, legal work performed for the debenture offerings, our quarterly and annual filings with the Securities and Exchange Commission as well as for general corporate matters.

     o Our payroll for the year was $246,100, which represents an increase of $173,600 over the prior year payroll of $72,500. We also added a vice president of sales in November 2000.

         We incurred a net loss for the 2001 fiscal year of $1,086,900 as compared to a net loss of $270,700 from continuing operations for the prior fiscal year. We plan to continue to focus our expenditures on marketing efforts for the foreseeable future. These losses were incurred primarily because of the costs and expenses cited above.

         Our inception to date income statement includes the sales and expenses related to Cyberlink Systems, Inc., a former wholly-owned subsidiary. Cyberlink refurbished and marketed used computer components such as computer monitors and printers (See"BUSINESS" and "FINANCIAL STATEMENTS"). Cyberlink ceased doing business in 1998 and all business activities regarding this subsidiary were dissolved in June 2000. In addition, since inception we had a one-time gain of $66,000, included in extraordinary items, for the forgiveness of debt owed to the former majority shareholder, Louis DeMarco.

Liquidity and Capital Resources:

         In recent years, we have been financed through a private equity offering that ended during the third quarter of 1999 and a convertible debenture offering that began in the first quarter of 2000, and have been supported in the interim by loans from our President and Chief Executive Officer, Victor DeMarco.

         On August 25th and August 28th 2000, we issued the last of the series of convertible debentures bearing 8% interest. These two debentures totaled $57,500 and $26,180 respectively, and were part of a total of $229,380 raised from January through August 2000 (see "BUSINESS"). The proceeds were utilized for repayment of accounts payable and operating expenses.

         On September 26, 2000, we entered into an agreement with AJW Partners, LLC and New Millennium Capital Partners II, LLC (the "Debenture Holders") for the private placement of $1,500,000 of our 10% Secured Convertible Debentures. These debentures are convertible into shares of the Common Stock of DeMarco Energy based on the terms listed below. The funding of the debentures was to occur in two phases. The first $500,000 (less legal expenses of $25,000 and consulting fees of $20,000) was received by us on September 27, 2000. The remaining $1,000,000 was to be funded within 5 days following the effective registration with the Securities and Exchange Commission of the underlying shares of our common stock, provided that, among other things, the Registration Statement was filed and declared effective within a specified time period.

         The Debenture Holders did not fund the remaining $1,000,000 at the time of effectiveness in November 2001 citing the Company's failure to timely gain effectiveness of its Registration Statement under the original Debenture Purchase Agreement and related Registration Rights Agreement.

         The primary terms of the September 2000 Convertible Debentures are as follows:

     o Entire principal amount of the $500,000 of debentures issued in September 2000 matured on September 26, 2001. The debenture holders did not demand payment for these debentures at maturity, but plan to exercise their conversion privileges to purchase the shares.

     o Debentures bear 10% interest per annum with interest payments due quarterly.

     o Interest to be paid in cash or shares of Common Stock solely at the option of the Company.

     o The debenture holders have the option to convert any unpaid principal into shares of our Common Stock at any time after the original issue date (subject to certain limitations).

     o The conversion price per share in effect on any conversion date shall be the lesser of (1) $0.34 per share or (2) 60% of the average of the lowest three inter-day trading prices during the ten trading days immediately preceding the applicable conversion date.

     o The debentures bear a mandatory prepayment penalty of 130% of the principal and all accrued interest being prepaid.

     o The debentures are secured by all unpledged assets of DeMarco Energy, including our current and pending patents.

     o DeMarco Energy filed a SB-2 Registration Statement with the Securities and Exchange registering 200% of the Common Stock underlying the debentures.

         As of April 8, 2002, a total of $80,000 of these debentures has been converted into 1,454,084 shares of our Common Stock at an average of $0.055 per share. As of the date of this Prospectus there are $420,000 of the September 2000 debentures outstanding.

         On March 26, 2002, we entered into a new agreement with AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/Mew Millennium Offshore Ltd. (the "2002 Debenture Holders") for the private placement of $1,000,000 of the Company's Secured Convertible Debentures. These debentures are convertible into shares of the Common Stock of the Company based on the formulas listed below. The funding of the debentures will occur in two phases with the first $700,000 (less legal expenses and consulting fees of $92,000) being received by the Company on March 28, 2002. Provided certain conditions are satisfied, the remaining $300,000 will be funded within 5 days following the effective registration with the Securities and Exchange Commission of the securities underlying the Debentures. The Company will utilize the funds for marketing and sales promotion, internal corporate infrastructure development and general operating expenses.

         The primary terms of the 2002 Convertible Debentures are as follows:

     o    Entire principal amount will mature on March 25, 2003.

     o Debentures bear 10% interest per annum with interest payments due quarterly.

     o Interest to be paid in cash or added to the principal amount of the debentures.

     o The 2002 Debenture Holders have the option to convert any unpaid principal into shares of the Company's Common Stock at any time after the original issue date (subject to certain limitations).

     o The conversion price per share in effect on any conversion date shall be the lesser of (1) $0.15 per share and (2) 60% of the average of the lowest three inter-day trading prices during the ten trading days immediately preceding the applicable conversion date.

     o The debentures bear a mandatory prepayment penalty of 130% of the principal and all accrued interest being prepaid.

     o The debentures are secured by all unpledged assets of the Company including our current and pending patents.

     o    The  Company  will  file  a  SB-2  Registration   Statement  with  the
          Securities  and  Exchange   registering   210%  of  the  Common  Stock
          underlying the debentures.

         We had negative working capital of $178,500 at December 31, 2001 and $7,600 at June 30, 2001. This increase in negative working capital is primarily the result of the funding of the Company's operations.

         We had an unrestricted cash balance of $3,700 at December 31, 2001 as compared to a cash balance of $300 at June 30, 2001. At June 30, 2001, we also had $250,000 of cash being held in escrow pending a successful registration of the aforementioned common stock underlying the September 2000 debentures. Subsequent to June 30, 2001, this restricted cash was released to the Company for use in operations. This cash was utilized to fund the Company's operations and to repay certain liabilities. In addition, we have received additional funding in the amount of $137,800 from our current Chairman, President and Chief Executive Officer. We anticipate that we will need additional funding to substantially increase our marketing presence for the foreseeable future. We cannot assure you that these efforts will have the desired effect of increasing sales or profitability.

         Variations in shareholder/insider debt (other than the issuance of the convertible debentures) are attributable to the settlement of the estate of Louis DeMarco, the prior majority shareholder, and the dissolution of Cyberlink Systems, Inc., a former subsidiary of DeMarco Energy (See:"BUSINESS"). Cyberlink ceased doing business in March, 1998 and was officially dissolved in June, 2000. DeMarco Energy continues to honor the outstanding obligations of Cyberlink which consisted of a $100,000 line of credit and 4 leases on various computer equipment. At this point, we have paid off the line of credit but still have approximately $50,000 remaining on the computer equipment leases. We continue to utilize the computer equipment under these leases. There have not been any defaults on these obligations to date.


New Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations"
("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001, to be accounted for under the purchase method. For all business combinations for which the date of acquisition is after June 30, 2001, SFAS 141 establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS 142 changes the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with definitive lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. The Company does not believe that the adoption of these statements will have a material effect on its financial position, results of operations or cash flows.

         In June 2001, the FASB also approved for issuance SFAS 143 "Asset Retirement Obligations." SFAS 143 establishes accounting requirements for retirement obligations associated with intangible long-lived assets, including
1) the timing of the liability recognition, 2) initial measurement of the liability, 3) allocation of asset retirement cost to expense, 4) subsequent measurement of the liability and 5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using the systematic and rational method. The Company will adopt the statement effective no later than January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. At this time, the Company does not believe that the adoption of this statement will effect its financial position, results of operations or cash flows.

         In October 2001, the FASB also approved SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business'" for the disposal of segments of a business. Statement 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Statement 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and, generally, are to be applied prospectively. At this time, the Company cannot estimate the effect of this statement on its financial position, results of operations or cash flows.


Inflation

         Our results of operations have not been affected by inflation and we do not expect inflation to have a significant effect on our operations in the future.

                                    BUSINESS

General

         DeMarco Energy Systems, Inc., a Texas corporation, was founded by Mr. Louis DeMarco, father of Victor DeMarco, our current Chairman, President and Chief Executive Officer, and began operations in June 1983. On November 17, 1989 Mr. DeMarco, as an individual, acquired a majority interest in Fountain Head, Inc., a public shell corporation with shareholders but no operations. We completed a reverse merger with this shell on December 1, 1989, thereby becoming a publicly traded corporation, and changed the name of our company to DeMarco Energy Systems of America Inc., a Utah corporation.

         From 1978 to 1982 (prior to the formation of DeMarco Energy Systems, Inc.) Louis DeMarco designed and sold solar energy panels to the commercial and residential markets. The panels were manufactured by Glasstron Boat Manufacturing. This phase of the business was discontinued and sold to a third party in 1982, prior to the formation of our company, when the Federal Government ceased the tax credits that were allowed for this type of energy conservation. Mr. DeMarco and two engineers, who became employees of DeMarco Energy, then began working on the concept of an energy efficient geothermal heat pump. They received a systems patent on September 3, 1985 that was later assigned to DeMarco Energy Systems, Inc. in December 1989 in exchange for 10,396,790 shares of our common stock. Of these issued shares, Mr. Victor DeMarco, received 4,900,000 shares from his father. The remaining shares were issued to Mr. Louis DeMarco for the rights to the patent. The patent revolves around the interface with a municipal water main and has three basic components. The first is taking water out of the municipal water main and running it through a heat exchanger and returning the water to the municipal water main. Secondly, the water running through a heat exchange device; and third that heat exchange device being an integral part of a geothermal heat pump. Our patent consists of all three of these components connected together in a specific series. The patent is, therefore, primarily an installation technology. This patent will expire on September 3, 2005.

         From 1986 to 1990, we had an exclusive licensing agreement with an Oklahoma manufacturer that resulted in very few sales. That agreement was terminated in 1990 due to lack of marketing activity from that entity.

         On September 14, 1990 we entered into an exclusive brand name licensing agreement with FHP. This agreement gives FHP the exclusive rights to manufacture, distribute, market and sell the Energy Miser system with the DeMarco Energy Miser label on the products. This agreement is still in force but can be terminated at any time by either party with 60 days notice. We have had minimal success under this agreement from inception to date. We believe there are at least three (3) reasons for this lack of sales. The primary reason has been the reluctance of various government agencies to allow us to tap into municipal water mains for fear of contamination of the potable water (public drinking water) (See "Government Regulation"). Another has been our lack of sufficient operating capital to properly develop a solid marketing campaign to promote our systems and gain exposure to potential customers. And the last reason has been the need for an adequate engineering manual to assist sales representatives and dealers to understand the intricacies of the system and give them a visual method to promote our products to potential consumers. We now have that manual completed and distributed to FHP sales representatives (See "The Company" and "Recent Developments").

         In February 2001, we signed an amended agreement with FHP which will now allow us to also sell the Energy Miser system directly to end users without going through a FHP representative.

         We have filed a second patent application with the United States Patent office. This patent is for an invention that relates to heat pumps that are automatically thermodynamically balanced to operate at optimum conditions using water, and in this case reuse water systems. This patent, while similar to our current patent, was designed to utilize reuse water from private, public or other types of managed secondary water lines with the DeMarco Energy Miser heating and cooling system. Reuse water is defined as treated sewer water that falls below the standards of drinking water. For many years, reuse water has been used in secondary water systems for watering lawns and charging fire hydrants, as well as other non-potable water applications. It has only been in recent years that the secondary water systems have been given greater consideration due to water shortages. If this patent is granted, we believe that government agencies will be much less reluctant to allow us to tap into reuse water mains, although we can give no assurances that they will be receptive. We have received initial comments from the Patent Office and have replied to those comments. We are currently waiting for any further responses from that office regarding this patent application. Over the last two years we have spent approximately $15,000 for research and development costs as it relates to this patent.

         Due to the difficulties in obtaining government approval to tap into municipal water mains, in January 2002 we announced our intentions of also marketing our products using traditional ground loop installations. Traditional geothermal heat pumps use the heat absorbing, or heat supplying, capacity of large bodies of water such as lakes, ponds, water wells or specially constructed networks of pipe called ground loops. This traditional application is intended to complement our patented 'Energy Miser' municipal water heat pump technology.

         In July 1996, we founded Cyberlink Systems, Inc. ("Cyberlink"), a wholly-owned subsidiary. Cyberlink was organized to refurbish and market used computer components such as computer monitors and printers. Due to the continued decline in costs of new computer equipment our profit margins eroded and continuing to operate became unfeasible. Cyberlink ceased doing business in 1998. All activities regarding Cyberlink were wound down over the next year and it was dissolved in June 2000. (See "Liquidity and Capital Resources").

         We currently compete in the heating and cooling market, and primarily in the geothermal heat pump segment. Within this business segment we market, sell and (1) install heating and cooling systems during construction of new facilities, and (2) install heating and cooling systems in existing facilities replacing less efficient, antiquated, or inoperable systems.

         We have prepared a marketing presentation of the Energy Miser system, which targets energy service companies. These companies are subsidiaries of large power companies that market their power services to large energy usage clients such as federal buildings. Some of the power companies that have these energy service company subsidiaries include Reliant, Northern States Power, Duke and Southern California Edison. Some other corporations that also have energy service companies include Johnson Controls, Honeywell and Chevron. The creation of these type of companies stemmed from a federal mandate signed in 1993 by President Clinton called the Climate Change Action Plan. It basically mandates that all federally owned facilities save 30% of their total energy consumption by the year 2010. Energy service companies offer performance contracting for projects generally greater than $10 million, most of which require retrofitting heating and cooling systems. They implement systems that provide the greatest percentage of energy reduction to maximize savings benefits and focus on the shortest return on investment cycle. We cannot assure you that the marketing program will produce the desired results of substantially increasing revenues or profitability.

         From inception to date we have had a total of eleven installations of our Energy Miser system in five states. A summary of these installations follows:

o        Beaufort Marine Air Station
         Beaufort, SC
         378 Tons
         Currently under construction
         This installation was designed by the Corp of Engineers as a DeMarco Energy Miser system. An FHP representative sold the product and we were paid a royalty of 11% of the sales price of the system.

o        Belle Fouche Area Community Center
         Belle Fouche, SD
         135 Tons
         Currently under construction and we will receive a royalty of 20% of the sales price of the system.

o        Winner Elementary School
         Winner, SD
         40 Tons
         Installed 1997
         This installation was designed by a private mechanical engineering firm as a DeMarco Energy Miser System. A FHP representative sold the system and we were paid a royalty of 20%. The expansion was funded through a performance contact by Northern States Power. This was an energy services company project.

o        Winner Middle School
         Winner, SD
         42 Tons
         Installed 1997
         This installation was designed as a DeMarco Energy Miser System. A FHP representative sold the system and we were paid a royalty of 20%. The expansion was funded through a performance contact by Northern States Power. This was an energy services company project.

o        Ft. Irwin Army Tank Training Base
         Barstow, CA
         790 Tons
         Installed 1996
         This installation was designed through a grant from Southern California Edison, for $800,000. We donated the patent to this project because of its designation of Show Case Facility. This was also an energy services company project.

o        Rosebud Electric
         Gregory, SD
         12.5 Tons
         Installed 1995
         This  installation  was donated  and we received no royalty.  The local
         utility   installed   the  DeMarco   Energy   Miser   system  in  their
         administrative office as a show case installation.

o        Winner Clinic
         Winner, SD
         7.5 Tons
         Installed 1994
         This system was installed by a private owner with our assistance. We received no royalty for the installation.

o        South Dakota Discovery Center and Aquarium
         Pierre, SD
         150 Tons
         Installed 1992
         We donated the patent for this installation. It came about through donations from the state of South Dakota, the city of Pierre, as well as several private groups. We were in return granted the right to showcase this installation. We used this installation in one of our first advertising videos.

o        Hermiston Movie Theater
         Hermiston, OR
         55 Tons
         Installed 1987
         This system was installed during the time we were under the patent license agreement with Climatemaster. We receive payment through that agreement of a 1% royalty.

o        Hermiston Library
         Hermiston, OR
         100 Tons
         Installed 1987
         This system was installed under the same terms as the Hermiston Movie theater listed above.

o        Monroeville Water Authority
         Monroeville, PA
         10 Tons
         Installed 1984
         This was our first municipal water heat pump installation. This system, including the unit was donated by DeMarco Energy.

         We have faced government agency constraints in the past in allowing us access to public water mains. We have spent an inordinate amount of time and effort over the past years in lobbying state and local government agencies to enact legislation to change water codes and rules to allow access to that market. We believe our product does not impose a health or any other risk on the potable water supply. The United States Department of Energy ("DOE") completed a study of the effects of geothermal water pumps connected to potable water mains and released the results in April 1998. The title of their report is "Municipal Water-Based Heat Pump Heating and/or Cooling Systems". Their findings on the water quality tests included the following: "From the limited number of installations that were sampled in the two states, it appears from the data that such systems have limited detectable impact on water quality, biological growth, metal concentration, and residual chlorine." The DOE study also concluded that geothermal heat pumps were 50% to 70% more energy efficient than other types of systems.

         Despite our lobbying efforts and the DOE study, to date there has been very little done by government agencies to enact the above described legislation. As a result, we have refocused our marketing efforts toward entities that either own or control their own water systems. Entities and institutions where we are concentrating our efforts include military bases, school systems, state or city owned buildings, federal facilities, and large campus type facilities, such as colleges. These types of facilities utilize large quantities of water and in several instances control their own water system. We have had prior successes, though limited in scope, with military installations. We also believe smaller communities with less stringent government bodies and regulations will be good prospects for our energy saving products.

         We have had inadequate capital in the past in order to mount a viable marketing plan for our product. Through past sales of our convertible debentures we have been able to produce updated brochures, an engineering manual, and have updated our website. The engineering manual and the brochures have been completed. In August 2001, we mailed the manuals and brochures to 100 FHP sales representatives in the United States and foreign countries (See "Company")and have received several inquiries about our system and have responded accordingly. As of the date of this Prospectus, we have not received any sales commitments from those inquiries and can give no assurance that any sales will occur. We initially intend to hire internally up to three national sales representatives to call on all members of the FHP sales force to educate them as to the benefits offered by the Energy Miser system.


Products

The DeMarco Energy Miser Heating and Cooling System

         The Energy Miser is a patented geothermal heat pump system utilizing the municipal water main or any other underground piping loop to heat, cool and provide domestic hot water for buildings. Based on the results from our limited prototype installations and a DOE study, we believe these heat pumps are from 30% to 70% more efficient than other methods for heating and air conditioning (See "Business").

         A traditional heat pump system transfers energy to and from outside air. Geothermal heat pumps normally use the heat absorbing, or heat supplying, capacity of large bodies of water such as lakes, ponds, water wells or specially constructed networks of pipe called ground loops. The requirements for a "large body of water" as the external source or the costly excavating required for the heat pump, imposes three constraints on anyone wanting to take advantage of the system. The first is the need to be located near such a body of water if a natural source is going to be used. The second is the added expense of drilling a water-well. The third is the need for enough property to accommodate the underground installation of several hundred feet of plastic pipe.

         The Energy Miser system is a geothermal heat pump system that uses water to provide the thermal energy needed to heat and cool. Our system is different in that it utilizes municipal water mains, reused water or any other managed water supply. There is no need for ground loops, wells, chillers, cooling towers or boilers. Although some government regulators and others have expressed concerns about the integrity of the water, we believe the concerns are unfounded because the water simply passes through a double walled plate heat exchanger with no chance of contamination and is returned to the water source with only a slight temperature change.

         The Energy Miser system has to date (pending the outcome of the second patent application for the utilization of reuse water sources) only utilized potable water systems as demonstrated within several military bases, as well as other commercial and institutional applications nationwide. If the patent for the utilization of reuse water is approved we believe we will have greater success in gaining acceptance from government regulators as their concerns over contamination of the potable water supply will be lessened. These reuse water sources are controlled at the municipal level and we intend to launch marketing efforts in cities using or proposing to implement reuse water systems. Although we anticipate an increase in revenues if the reuse water patent is approved there can be no assurances that such marketing efforts will have their intended effect of increasing revenues or profitability.


Marketing and Competition

         We market and sell our Energy Miser system through a brand name partnership agreement with FHP, of Ft. Lauderdale, Florida, and via exposure through the Geothermal Heat Pump Consortium. The Geothermal Heat Pump Consortium is a consortium of over 80 of the largest utilities in the United States. A majority of the heat pump manufacturers deal with the Environmental Protection Agency ("EPA"). These utilities and manufacturers have formed what is called the Geothermal Heat Pump Consortium or Geo Exchange based in Washington, D.C. This is our industry association. It provides a constant source of leads and technical papers and research materials. DeMarco and FHP focus primarily on the commercial and institutional markets. We display the Energy Miser at trade shows in booths for public exhibition and education. In addition to trade shows, we market the Energy Miser directly to end users, architects, designers and installers of HVAC (Heating, Ventilation and Air Conditioning) equipment. In this business segment, we are in competition with all other producers of HVAC systems, most of which are more firmly established in the marketplaces and have substantially greater financial resources than us.

         A commercial job will typically start at the AE (Architectural Engineering) design level. They will design a certain type of system requirement for the project. Once this has been accomplished the mechanical engineers will actually do the computer design and draw blueprints. Then the General Contractor will request three (3) different bids on the equipment. If our system technology fits within the requirements of the job, FHP's sales representatives will be contacted and asked to bid the equipment portion of the project. We have a standardized price for the equipment although in certain cases, especially in military projects, it may be necessary to negotiate the price to be competitive. In those instances we will negotiate the royalty fees and cut the cost of the equipment slightly to aid us in getting the project.

         We have budgeted approximately $400,000 for marketing efforts for the next 12 months. The areas we have targeted for these expenses are as follows:

        o   General marketing expenses                  $105,000
        o   Media                                         20,000
        o   Sales Engineer                                80,000
        o   Public relations                              65,000
        o   Trade shows                                   60,000
        o   Printing and direct mail                      40,000
        o   Advertising and video                         30,000
                                                        --------
            Total                                       $400,000


Government Regulation

         A significant obstacle we have confronted in the marketing of the Energy Miser is local governmental interpretation and regulation. Local water regulations vary from one local government agency to the next but most are centered around concern over contamination of the local potable water supply. The Energy Miser requires a constant flow of water, the volume of which must increase as the amount of space to be air-conditioned and or heated increases. For many applications, this requires connecting into the public water supply to gain access to "main" water lines. In some cases public officials in charge of maintaining public water supplies challenge any such tapping into the public potable water supply. We contend that the Energy Miser does not use water - it only uses the thermal properties of the water, meaning that the water removed from the main is returned at a slightly different temperature. We are not aware of any proof to support water quality concerns of public officials (See the DOE report under "Business"). However, we can offer no assurances that we will ever be able to overcome the concerns of public water officials.

         At the federal level there has been some positive impact from government relations. President Clinton signed the Climate Change Action Plan in 1993. This required all federally owned facilities to save 20% of their total energy consumption by 2005. That act has been revised twice, and, as of 1999, federal facilities were required to save 35% of their total energy consumption by 2010. This is a federal mandate. Most of the military and federal buildings have not met this goal. We believe most of the military and federal facilities are continuing to attempt to find ways to save energy. We further believe our technology has the ability to save the government facility that energy percentage requirement just by changing to our air conditioning and heating system technology. On the negative side, the federal government does not have any regulations (i.e. the EPA or federal plumbing codes). There are no federal codes drawn around the use of municipal water for this purpose, which means we are subject to the varying local laws.

         According to information obtained from the City of Austin, Texas web site (http://www.ci.austin.tx.us/wri/reusefaq.htm) secondary water systems have become the initiative of approximately 1,900 communities in the United States. Secondary water systems provide water treated to a standard less than that of potable water, and referred to as either reuse, gray, or brown water. This water type is used for applications other than human or animal consumption, such as cooling towers and boiler systems, lawn sprinklers and fire prevention.


Recent Developments

         The Counsel of Governments in Washington, D.C. has awarded a contract to PG&E Energy Services (an energy services company or "ESCO" (NYSE:PCG)), whose bid included the DeMarco Energy Miser as well as some of our competitors for geothermal heating and cooling systems for upgrades and retrofits. PG&E Energy Services division was recently acquired by Chevron Energy Solutions division (NYSE:CHV). PG&E Energy Services management confirmed that our contract was conveyed in the sale and we have received an executed master agreement dated February 1, 2001 from Chevron of their acceptance of this conveyance. The project includes the retrofitting of 154 public schools, 4000 HUD homes, plus government owned facilities throughout the jurisdiction of the Counsel of Governments. We can give no assurances that our Energy Miser system will be utilized in any of the project.

         The Counsel of Governments includes municipalities and local governments surrounding Washington, D.C., which may include the public school systems in several counties and municipalities as well as public housing authorities. Other agencies that may become users of this program, greatly expanding the scope and business potential, include agencies of the Federal Government and other municipalities outside of the immediate Washington, D.C. metropolitan area. DeMarco Energy has also been invited to bid lighting portions of the project from the ESCO.

         On November 28, 2000, we in conjunction with the O'Connor Company of Rapid City, South Dakota were issued the design-win for the DeMarco Energy Miser heating and cooling system. The system has been installed in the Community Center in Belle Fourche, South Dakota. This is a community center that includes an olympic size pool, a basketball court, locker rooms, meeting rooms, and a 200 seat auditorium.

         The 67,000 square foot facility has an estimated heating and cooling equipment sales price of $106,000, which does not reflect installation costs. We received our standard royalty payment of 20% of the sales price in March 2001. The purchase order for 18 units has been issued and all of the units were delivered by August 18, 2001. FHP manufactured the units.

         In February 2001, Supermarket Environment Services Company notified us that the Energy Miser system is being considered for an energy savings pilot program for a regional grocery store chain located in the southwestern part of the United States. We cannot assure you that we will be successful in securing this project.

         On November 20, 2001, we signed a Business Partner agreement under the United States Department of Energy program called Rebuild America. Working on a local level, Rebuild America helps community organizations access innovative technologies, industry services, customized assistance, and an array of business and technical tools. The program focuses on five building sectors: private commercial, State and local governments, K-12 schools, universities and colleges, and public and assisted housing. We believe our involvement in Rebuild America as a Business Partner coincides with our current marketing plan of targeting schools, military, state and city owned buildings and federally owned facilities. We can give no assurance that our involvement with this program will result in any sales of our products.


Legal Proceedings

         We are not a party to any material legal proceedings, and no material legal proceedings have been threatened by or, to the best of our knowledge, against us.


Description of Property

         We occupy approximately 1,200 square feet of office space at 12885 Hwy 183, Suite 108-A, Austin, Texas 78750. We own no property other than office furniture, equipment, software and the patent for the Energy Miser System.


Employees

         We currently employ 2 full time people. It is anticipated that we need additional personnel to meet the demands of the projected market over the next five years. Most of these positions will be added in the areas of sales, marketing and project management as our projected volume increases. We cannot assure you that such volume increases will occur.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth information concerning the directors and executive officers of DeMarco Energy and their ages and positions. Each director holds office until the next annual stockholders' meeting and thereafter until the individual's successor is elected and qualified. Officers serve at the pleasure of the board of directors.

       NAME                    AGE                  POSITION
 -----------------             ---         ---------------------------
 Victor M. DeMarco              38         Chairman, President and CEO
 Mary L. DeMarco                36         Director
 William Berry                  55         Director

         Victor M. DeMarco, President/CEO. Mr. DeMarco served as Executive Vice President of DeMarco Energy Systems from 1990 to 1992. He was appointed President and Chief Executive Officer in 1992. He became Chairman of the Board in 1999 upon the death of the then Chairman Louis DeMarco. He has been employed by DeMarco Energy Systems of America, Inc. for more than 15 years. During that time, Mr. DeMarco has been involved with research of geothermal heat pumps and related technology, resulting in an experienced working knowledge of geothermal heat pump applications ranging from manufacturing and installation to sales and marketing of the Energy Miser systems. Mr. DeMarco has been cited in numerous industry trade publications, television interviews, news papers, as well as serving as an advisor for the Geothermal Heat Pump Consortium. Mr. DeMarco majored in marketing and finance at Texas Technological University in Lubbock, Texas.

         Mary L. DeMarco, wife of Victor DeMarco, was appointed to the Board of Directors in April 2001. Ms. DeMarco attended Northwood Institute in Cedar Hill, Texas and received an Associates Degree in Fashion Marketing/Merchandising. Since 1998 Ms. DeMarco has been assisting DeMarco Energy on a part-time basis in various capacities. From 1995 to 1998, Ms. DeMarco was a Merchandiser for Lange Marketing, headquartered in Springfield, Illinois, for whom she was responsible for maintaining 11 specialty/gourmet markets. Ms. DeMarco was a travel representative for Travel Center in Austin, Texas from 1992 to 1995. From 1985 to 1992 as Vice President of Sales she managed and trained employees for Trophies, Inc., in Dallas, Texas, an awards and incentive business.

         William Berry was appointed to the Board of Directors in April 2002. Mr. Berry graduated from the University of Texas at Austin in January 1970, with a Bachelors of Business Administration and a major in accounting. He was employed by a regional accounting firm located in Mineral Wells, Texas and Dresser Industries from 1970 to September 1977. He became a Certified Public Accountant in August 1977, and joined the family accounting business in September 1977. Mr. Berry still operates this accounting practice, which has been in existence since 1958.

         Mr. John Adams was our Vice-President of Marketing and a Director since November 2000. In April 2002 he resigned from these positions to pursue other business interests.

         All officers devote 100% of their professional time to our business operations.

         During the last five years, no officers or directors have been involved in any legal proceedings, bankruptcy proceedings, criminal proceedings or violated any federal or state securities or commodities laws or engaged in any activity that would limit their involvement in any type of business, securities or banking activities.

         No person who, at any time during our past fiscal year, was a director, officer, or beneficial owner of more than 10% of any class of equity securities failed to file, on a timely basis, any report required by Section 16(a) of the Exchange Act during the most recent fiscal year.


Executive Compensation

         The following table reflects compensation paid to our chief executive officer.

                                                                                  LONG TERM COMPENSATION
                                                                   --------------------------------------------------
                                                                           AWARDS
                                                                   -----------------------    PAYOUTS
                                           ANNUAL COMPENSATION     RESTRICTED   SECURITIES    -------
                                          ----------------------     STOCK      UNDERLYING     LTIP       ALL OTHER
                                           SALARY   BONUS  OTHER     AWARD       OPTIONS      PAYOUTS    COMPENSATION
   NAME AND PRINCIPAL POSITION     YEAR      ($)     ($)    ($)       ($)        SARS(#)        ($)          ($)
 -------------------------------   ----   --------  -----  -----   ----------   ----------    -------    ------------
 Victor DeMarco.................   2001   $175,000   $ 0    $ 0       $ 0           0            0           $ 0
 President & Chief Executive       2000     45,600     0      0         0           0            0             0
 Officer                           1999     45,600     0      0         0           0            0             0

         No other person makes over $100,000 per year. Of the 2001 salary, approximately $100,000 has been deferred until such time as it can be funded out of future operations.


Compensation of Directors

         We do not currently compensate directors in cash for any services provided as a director.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of April 5, 2002, the name and shareholdings, including options to acquire Common Stock, of each person who owns of record, or was known by us to own beneficially, 5% or more of the shares of the Common Stock currently issued and outstanding; the name and shareholdings, including options to acquire the Common Stock, of each director; and the shareholdings of all executive officers and directors as a group.


                                  Name and Address                                   Amount and Nature                   Percent
 Title of Class                Of Beneficial Owner                               Of Beneficial Ownership                 of Class
 --------------------------------------------------------------------------------------------------------------------------------
 Common Stock      Victor DeMarco                                                     11,113,887 (4)                      22.4%
                   12885 HWY 183, Ste 108A, Austin, Texas 78750

 Common Stock      Mary L. DeMarco                                                    11,113,887 (4)                      22.4%
                   12885 HWY 183, Ste 108A, Austin, Texas 78750

 Common Stock      William Berry                                                         475,000                           1.0%
                   12885 HWY 183, Ste 108A, Austin, Texas 78750

 Common Stock      AJW Partners, LLC                                                   5,356,693 (1)                      10.8%
                   155 First Street, Ste B, Mineola, New York 11501

 Common Stock      New Millennium Capital Partners II, LLC                             5,356,693 (1)                      10.8%
                   155 First Street, Ste B, Mineola, New York 11501

 Common Stock      Pegasus Capital Partners, LLC                                       1,831,487 (2)                       3.7%
                   155 First Street, Ste B, Mineola, New York 11501

 Common Stock      AJW/New Millennium Offshore Ltd.                                    6,410,256 (3)                      12.9%
                   155 First Street, Ste B, Mineola, New York 11501

 Common Stock      Executive Officers and Directors as a Group (3 persons)            11,588,887                          23.3%
                   12885 HWY 183, Ste 108A, Austin, Texas 78750

         There are currently no outstanding options or warrants to purchase shares of our stock.

(1) Includes 375,000 shares owned and 2,692,308 shares issuable upon conversion of 10% Secured Convertible Debentures dated September 26, 2000 assuming a conversion price of $0.078 per share and 2,289,385 shares issuable upon conversion of 10% Secured Convertible Debentures dated March 26, 2002 assuming a conversion price of $0.078 per share. (See "Selling Stockholders").

     AJW Partners, LLC is a private investment fund that is owned by all of its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey
     S. Ribotsky is the fund manager, has voting and investment control over the shares listed above owned by AJW Partners, LLC.

     New Millennium Capital Partners II, LLC is a private investment fund that is owned by all of its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Mr. Glenn A. Arbeitman and Mr. Corey S. Ribotsky are the fund managers, have voting and investment control over the shares listed above owned by New Millennium Capital Partners II, LLC.

(2)  Includes   1,831,487   shares  issuable  upon  conversion  of  10%  Secured
     Convertible Debentures dated March 26, 2002 assuming a conversion price of $0.078 per share. (See "Selling Stockholders").

     Pegasus Capital Partners, LLC is a private investment fund that is owned by all of its investors. Mr. Corey S. Ribotsky is the fund manager, and has voting and investment control over the shares listed above owned by Pegasus Capital Partners, LLC.

(3)  Includes   6,410,256   shares  issuable  upon  conversion  of  10%  Secured
     Convertible Debentures dated March 26, 2002 assuming a conversion price of $0.078 per share. (See "Selling Stockholders").

     AJW/New Millennium Offshore Ltd. is a private investment fund that is owned by all of its investors. Mr. Corey S. Ribotsky is the fund manager, and has voting and investment control over the shares listed above owned by AJW/New Millennium Offshore Ltd.

(4) Victor Demarco personally controls 11,003,887 shares and Mary Demarco, his spouse, controls 110,000 shares.

                              SELLING STOCKHOLDERS

         On March 26, 2002, AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore Ltd. purchased an aggregate of $1,000,000 of 10% Convertible Debentures in a private placement transaction. Of the $1,000,000 invested, $700,000 was received in March 2002 and $300,000 will be received upon effectiveness of this registration statement and satisfaction of certain conditions. Based on an assumed conversion price of $0.078 per share and the conversion of the entire amount of the debentures issued, we would issue the following number of shares of common stock:

         AJW Partners, LLC                           2,289,385
         New Millennium Capital Partners II, LLC     2,289,385
         Pegasus Capital Partners, LLC               1,831,487
         AJW/New Millennium Offshore Ltd.            6,410,256
                                                    ----------
         Total                                      12,820,513

         We originally determined the number of shares to be offered for resale by this prospectus by agreement with the selling security holders, and in order to adequately cover a reasonable increase in the number of shares required. In accordance with the agreement, we included 210% of the number of shares of common stock which would be issuable upon conversion in full of the debentures, assuming the debentures were converted at a price equal to the lesser of (a) $0.15 and (b) 60% of the average of the lowest three inter-day prices (which need not occur on consecutive trading days) during the ten trading days immediately preceding the closing date. Since the number of shares of our common stock issuable upon conversion of the debentures will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the debentures, and consequently the number of shares of our common stock that will be beneficially owned by AJW Partners, New Millennium Capital Partners, Pegasus Capital Partners and AJW/New Millennium Offshore cannot be determined with certainty at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of our common stock that exceeds the number of our shares of common stock currently beneficially owned by these Debenture Holders.

         Each holder of the debentures may not convert its securities into shares of our common stock if after the conversion, such holder together with any of its affiliates, would beneficially own over 9.999% of the outstanding shares of our common stock. The number of shares of our common stock listed in the table below as being beneficially owned by AJW Partners, New Millennium Capital Partners, Pegasus Capital Partners and AJW/New Millennium Offshore includes the shares of our common stock that are issuable to each of them, subject to the 9.999% limitation, upon conversion of their debentures.

         Each of the selling security holders has represented to us that it did or will with respect to the common stock issuable upon conversion of its debentures, acquire the securities listed opposite its name in the selling security holders table, in the ordinary course of business, and that it does not have any agreement or understanding, directly or indirectly, with any person to distribute those securities. None of the selling security holders are broker/dealers or affiliates of broker/dealers.

         The following table sets forth the name of each person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants, convertible Preferred Stock or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Shockholder's percentage ownership of outstanding common shares.

                                                    Shares Beneficially Owned      Number of       Shares Beneficially Owned
                                                         before Offering          Shares Being          After Offering
           Selling Stockholders                     Number (1)    Percent (2)     Offered (3)      Number (4)        Percent
           --------------------                     ----------    -----------     ------------     ----------        -------
AJW Partners, LLC                                   5,356,693       10.78%          4,807,708           0               *
New Millennium Capital Partners II, LLC             5,356,693       10.78%          4,807,708           0               *
Pegasus Capital Partners, LLC                       1,831,487        5.57%          3,846,123           0               *
AJW/New Millennium Offshore Ltd.                    6,410,256       16.93%         13,461,538           0               *

* Less than 1%
(1) The number of shares of our common stock beneficially owned by AJW Partners, New Millennium Capital Partners, Pegasus Capital Partners and AJW/New Millennium Offshore, respectively, represent the number of shares of common stock underlying their debentures. AJW Partners, New Millennium Capital Partners, Pegasus Capital Partners and AJW/New Millennium Offshore, however, may not convert their debentures if doing so would cause them to beneficially own more than 9.999% (or 4,966,840 shares) of the outstanding shares of common stock on a fully converted basis.
(2) Percentages are based on 31,463,320 shares of our common stock outstanding as of April 5, 2002.
(3)  Please  see the  text  of the  Selling  Stockholders  section  above  for a discussion regarding the determination of the number of shares to be registered for the selling stock holders. The number of shares being registered and offered in this Prospectus is equal to 210% of the original amount that was estimated to be owned by each of the 4 Selling Stockholders, based on the issuance of $1,000,000 of debentures and a conversion price of $0.078 per share.
(4) Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus and the sale by AJW Partners and New Millennium Capital Partners of their remaining shares pursuant to another registration statement, which became effective October 31, 2001, registering those shares for resale.

         All unsold securities being registered in this Registration Statement will be removed from registration by means of a post-effective amendment.

                              CERTAIN TRANSACTIONS

         Mr. Victor DeMarco, our controlling shareholder and Chief Executive Officer and Chairman of the Board had loaned us approximately $99,000 to cover certain indebtedness of ours, which he had personally guaranteed. We recorded a note payable to him for that amount. On September 29, 2000, Mr. DeMarco converted this debt into 1,650,000 shares of the Company's Common Stock at a conversion price of $0.06 per share. As of December 31, 2001 Mr. DeMarco has loaned us additional monies in the amount of $159,000 in order to fund our operations. During the quarter ended March 31, 2002, Mr. DeMarco converted this entire debt into 3,174,940 shares of our Common Stock at a conversion price of $0.05 per share.

         Mr. DeMarco's conversion prices were based on the lowest market offer price for shares of the Common Stock during the year preceding the conversions and were more favorable to Mr. DeMarco than could have been obtained from unaffiliated third parties.


                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         We are authorized to issue 100,000,000 shares of Common Stock, of which 31,463,320 shares are issued and outstanding as of April 5, 2002. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from assets legally available for that purpose and are entitled at all meetings of stockholders to one vote for each share held by them. The shares of Common Stock are not redeemable and do not have any preemptive or conversion rights. All of the outstanding shares of Common Stock are fully paid and non-assessable. In the event of a voluntary or involuntary winding up or dissolution, liquidation, or partial liquidation of DeMarco Energy, holders of Common Stock shall participate, pro rata, in any distribution of our assets remaining after payment of liabilities.

         Our capital stock is subject to the "penny stock" rules as defined in Rule 3a51-1 of the Securities and Exchange Act of 1934. The penny stock disclosure requirements may have the effect of reducing the level of trading activity of our common stock in the secondary market.

         Pursuant to the Penny Stock Reform Act of 1990 ("PSRA"), prior to effecting any transaction in any penny stock, a broker or dealer is required to give the customer a risk disclosure statement the content of which is to include the following:

         a.     A description of the nature and level of risk for the market.

         b. A description of the nature and level of the risk in the market for penny stocks.

         c.     A  brief,  clear,  narrative  description  of a  dealer  market,
                including   bid  and  ask  prices  for  penny   stocks  and  the
                significance of a spread between bid and ask prices.

         d. A toll free telephone number for inquiries on disciplinary actions relating to security violators.

         e. A definition of significant terms used in the Risk Disclosure Document or in the Conduct of Trading in Penny Stock.

         f. Such other information as the SEC shall require by rule or regulation.

         The Penny Stock Reform Act also directed the SEC to adopt rules requiring broker/dealers, prior to effecting any transaction in a penny stock, to disclose in connection with the transaction the following:

         a.     The bid and ask prices for the penny stock.

         b. The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stocks.

         c.     The  amount  and  a   description   of  any   compensation   the
                broker/dealer and associated persons will receive in connection with the transaction.

         d. Such other information as the SEC by rule determines to be useful and reliable information relating to the price of such stock.

         The disclosure scheme under the PSRA has three related layers designed to inform investors of the extraordinary risk associated with investments in the penny stock market. The first layer requires a broker/dealer prior to the initial transaction in a penny stock with the customer to furnish the customer with a Risk Disclosure Document including, among other things, a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risk associated with investments in the penny stock market. The second layer consists of transaction related documents that the broker/dealer must make available prior to effecting a transaction in penny stocks, including quotation information, the dealer's and salesperson's compensation in connection with the transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

         The Risk Disclosure Document (RDD) is a generic disclosure document that must be given to the customer by a broker/dealer before the initial transaction with the customer of a penny stock whether the transaction is in connection with the distribution of a security or a trading transaction. The broker/dealer must receive, and preserve as part of his records a written acknowledgment of receipt of the document from the customer prior to effecting a transaction in a penny stock.


Indemnification of Directors and Officers

         The articles of incorporation of DeMarco Energy limit the personal monetary liability of our directors to the fullest extent permissible under the corporation laws of Utah. In general, Section 16-10a-841 of the Utah Revised Business Corporation Act (the URBCA"), permits the elimination of personal monetary liability in all cases except liability for: (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of Section 16-10a-842 of the Utah Revised Business Corporation Act (relative to distribution of assets in violation of the URBCA or of our articles of incorporation); or (d) an intentional violation of criminal law.

         Except as set forth in the articles of incorporation and under the provisions of the URBCA, no statute, charter provision, bylaw, contract or other arrangement, which indemnifies any controlling person, officer or director of DeMarco Energy, affects or limits their liability.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of a small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                              PLAN OF DISTRIBUTION

         Rule 102 of Regulation M of the Securities Exchange Act of 1934, as amended, imposes certain trading restrictions on the selling security holders and any affiliated purchasers in connection with the distribution of securities registered under this prospectus. Specifically, Rule 102 prohibits the selling stockholders or any affiliated purchasers from bidding for, purchasing or attempting to induce any person to bid for or purchase any security that is the subject of a distribution. Under Regulation M, this restriction commences one or five business days before the pricing of the offered security. The one-day restricted period is available for a security that has an average daily trading volume of $100,000 and is issued by a company with a public float of a at least $425 million. Regarding the securities offered under this prospectus and in all other cases, the five prior business day approach applies.

         The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Our Common Stock is currently traded on the Over The Counter Bulletin Board. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

o        ordinary   brokerage   transactions   and  transactions  in  which  the
         broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o        purchases  by  a   broker-dealer   as  principal   and  resale  by  the
         broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

         Short Sales are sales of a security not owned by the seller; a technique used to take advantage of an anticipated decline in the price of a security. An investor borrows stock certificates for delivery at the time of short sale. Covered short sales are to buy back securities previously sold; said of an investor who has sold stock short. The selling security holders may close out any covered short sale position by either converting their debentures into shares of the Company's common stock or purchasing shares of the Company's common stock in the open market. In determining the source of shares to close out the covered short position, the selling security holders will consider, among other things, the price of the Company's common stock on the open market as compared to the price per share at which they may convert their debentures. For a discussion regarding the potential effects of short sales and transactions to cover short sales, see the risk factors section of this prospectus. Naked short sales are a securities position that is not hedged from the market risk. The potential risk or reward of naked positions is greater than that of covered positions. Naked short sale positions are closed when the short position held by the investor is sold and the investor no longer holds a short position.

         The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
The Box is the physical location of securities or other documents held in safekeeping. The term derives from the large metal tin, or tray, in which brokerage firms and banks actually place such valuables. A Put is a type of option that grants the right to sell at a specified price a specific number of shares by a certain date. The put option buyer gains this right in return for payment of an option premium. A put option buyer hopes the stock will drop in price, while the put option seller hopes the stock will remain stable, rise, or drop by an amount less than his or her profit on the premium. A Call is a type of option that grants the right to buy 100 shares of a particular stock or stock index at a predetermined price before a preset deadline, in exchange for a premium.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for us by Locke Liddell & Sapp LLP, Austin, Texas.


                                     EXPERTS

         The consolidated financial statements of DeMarco Energy for the years ended June 30, 2001, and 2000, appearing in this Prospectus and Registration Statement have been audited by Nathan M. Robnett, CPA, Austin, Texas, independent auditors, as set forth in their report thereon appearing elsewhere herein.

                             ADDITIONAL INFORMATION

         As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to DeMarco Energy and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits and schedules are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be obtained at the address noted below.

         We are publicly held and traded and file annual and other periodic reports pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and such reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and can be read or obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

Independent Auditor's Report (Nathan M. Robnett, CPA)                     F-1
Balance Sheets at June 30, 2001 and June 30, 2000                         F-2
Statements of Operations for the Years ended
   June 30, 2001 and June 30, 2000                                        F-3
Statements of Changes in Stockholders' Capital for
   Years ended June 30, 2001 and June 30, 2000                            F-4
Statements of Cash Flows for the Years ended
   June 30, 2001 and June 30, 2000                                        F-6
Notes to Financial Statements                                             F-7
Independent Auditor's Review Report (Nathan M. Robnett, CPA)             F-11
Unaudited Balance Sheets at December 31, 2001 and June 30, 2001          F-12
Unaudited Statements of Operations for the three and six
   ended December 31, 2001 and December 31, 2000                         F-13
Unaudited Statements of Changes in Stockholders' Capital cumulative
   From inception through December 31, 2001                              F-14
Unaudited Statements of Cash Flows for the six months ended
   December 31, 2001 and December 31, 2000                               F-16
Notes to Unaudited Financial Statements                                  F-17

                          Independent Auditor's Report
                          ----------------------------


To the Board of Directors of DeMarco Energy Systems of America, Inc. (A Development Stage Company)

We have audited the accompanying balance sheets of DeMarco Energy Systems of America, Inc. as of June 30, 2001 and 2000 and the related statements of income, changes in stockholders' capital, and cash flows for the years then ended and cumulative from inception. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DeMarco Energy Systems of America, Inc. as of June 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended and cumulative from inception in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note I to the financial statements, the Corporation has suffered losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note I. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note J to the financial statements, certain errors resulting in an understatement of previously reported interest expense for the year ended June 30, 2001 were discovered after the issuance of the financial statements. Accordingly, the 2001 financial statements have been restated and an adjustment has been made to additional paid-in capital and interest expense as of and for the year ended June 30, 2001 to correct the errors.



Robnett & Company, P.C.
Austin, Texas

August 22, 2001

                     DEMARCO ENERGY SYSTEMS of AMERICA, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                      AS OF JUNE 30, 2001 and JUNE 30, 2000


                                    ASSETS                           As of                As of
                                                                 June 30, 2001        June 30, 2000
                                                                    Restated
                                                                 -------------        -------------
Current Assets:
     Cash and Equivalents                                        $         261        $      23,213
     Restricted Escrow                                                 250,000                    -
     Accounts Receivable                                                   240                3,240
                                                                 -------------        -------------
          Total Current Assets                                         250,501               26,453
                                                                 -------------        -------------
Capital Assets:
     Fixtures, Fixtures and Equipment                                  165,335              151,137
     Less: Accumulated Depreciation                                  (150,134)            (124,331)
                                                                 -------------        -------------
          Total Fixed Assets                                            15,201               26,806
                                                                 -------------        -------------
Other Assets:
     Patent, net of Accumulated Amortization of $991                     8,921                9,582
     and $330 at June 30, 2001 and 2000
     Manuals, net of Accumulated Amortization of                         7,000                9,000
     $3,000 and $1,000 at June 30, 2001 and 2000
     Deposits                                                            1,000                1,000
                                                                 -------------        -------------
Total Other Assets                                                      16,921               19,582
                                                                 -------------        -------------
          TOTAL ASSETS                                           $     282,623        $      72,841
                                                                 =============        =============


                      LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES

Current Liabilities:
     Accounts Payable                                            $     159,299        $      37,656
     Cash Overdraft                                                      4,284                    -
     Current Portion of Notes Payable                                   21,935               64,787
     Other Accrued                                                      72,566                1,773
                                                                 -------------        -------------
          Total Current Liabilities                                    258,084              104,216
                                                                 -------------        -------------
Long-Term Debt:
     Convertible Debentures                                            700,680              197,000
     Notes Payable                                                           -               22,586
     Due to Shareholders                                               354,035              127,451
                                                                 -------------        -------------
          TOTAL LIABILITIES                                          1,312,799              451,253
                                                                 -------------        -------------
SHAREHOLDERS' EQUITY
     Common Stock, 100,000,000 Shares Authorized,
          Par $0.001, and 24,931,847 and 22,837,414
          shares issued at June 30, 2001 and 2000                       24,932               22,837
     Additional Paid-In-Capital                                      2,520,006            2,244,329
     Retained Deficit Accumulated                                  (3,521,964)          (2,435,048)
     Subscriptions Receivable                                         (53,150)            (210,530)
                                                                 -------------        -------------
          TOTAL SHAREHOLDERS' EQUITY                               (1,030,176)            (378,412)
                                                                 -------------        -------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $     282,623        $      72,841
                                                                 =============        =============

See Notes to the Financial Statements.



                     DEMARCO ENERGY SYSTEMS of AMERICA, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED JUNE 30, 2001 and JUNE 30, 2000





                                                        Restated
                                                       Year Ended      Year Ended       Cumulative
                                                     June 30, 2001    June 30, 2000   From Inception
                                                     -------------    -------------   --------------
Revenues
      Royalty Fees                                     $    5,051      $    21,906      $    71,040
      Sales                                                     -                -          760,691
      Other Income                                              -                -           76,506
                                                     -------------    -------------   --------------
         Total Revenue                                      5,051           21,906          908,237
                                                     -------------    -------------   --------------
Costs and Expenses
      Selling and Administrative                          652,712          230,409        3,766,608
      Depreciation and Amortization                        28,464           32,949          154,125
      Interest                                            410,791           29,217          545,926
                                                     -------------    -------------   --------------
      Total Costs and Expenses                          1,091,967          292,575        4,466,659
                                                     -------------    -------------   --------------

Loss Before Extraordinary Item                        (1,086,916)        (270,669)      (3,558,422)

Extraordinary Items
      Foregiveness of Debt                                      -                -           66,356
                                                     -------------    -------------   --------------

Loss from Continuing Operations                       (1,086,916)        (270,669)      (3,492,066)

Discontinued Operations
      Loss from Operations of Discontinued
      Subsidiary (Cyberlink)                                    -                -         (10,032)
      Loss on Disposal of Assets of
      Subsidiary (Cyberlink)                                    -                -         (19,866)

Net Loss                                             $(1,086,916)     $  (270,669)    $ (3,521,964)
                                                     =============    =============   ==============

      Earnings Per Share - Basic                     $    (0.045)     $    (0.012)
                                                     =============    =============
      Earnings Per Share - Fully Diluted             $    (0.036)     $    (0.012)
                                                     =============    =============

See Notes to the Financial Statements.



                     DEMARCO ENERGY SYSTEMS of AMERICA, INC.
                          (A Development Stage Company)
                 STATEMENTS OF CHANGES in STOCKHOLDERS' CAPITAL
               FOR THE YEARS ENDED JUNE 30, 2001 and JUNE 30, 2000

                                                                                                          Retained
                                                                                                           Deficit
                                                                                                         Accumulated
                                   Common Stock       Shares of        Additional                         During the
                                      at Par         Common Stock      Paid - In      Subscriptions      Development
                                     $(0.001)        Outstanding        Capital        Receivable           Stage           Total
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1988                      -                 -               -                 -                -               -
                                   ------------      ------------      ----------     -------------     ------------     -----------
Issuance of 38,000,000 Shares            38,000        38,000,000         111,306                 -                -         149,306
of Common Stock at Acquisition
of Corporate Shell

Reduction of 37,050,000 Shares         (37,050)      (37,050,000)               -                 -                -        (37,050)
of Common Stock in 40 to 1
reverse stock split

Issuance of 12,092,105                   12,092        12,092,105          68,625                 -                -          80,717
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (150,093)       (150,093)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1989                 13,042        13,042,105         179,931                 -        (150,093)          42,880

Net Loss                                      -                 -               -                 -         (39,703)        (39,703)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1990                 13,042        13,042,105         179,931                 -        (189,796)           3,177

Net Loss                                      -                 -               -                 -         (98,180)        (98,180)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1991                 13,042        13,042,105         179,931                 -        (287,976)        (95,003)

Issuance of 3,863,849                     3,865         3,864,849         459,298                 -                -         463,163
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (200,779)       (200,779)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1992                 16,907        16,906,954         639,229                 -        (488,755)         167,381

Issuance of 1,886,884                     1,887         1,886,884          96,031                 -                -          97,918
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (150,068)        150,068)
                                   ------------      ------------      ----------     -------------     ------------     -----------

Balance at June 30, 1993                 18,794        18,793,838         735,260                 -        (638,823)         115,231

Issuance of 1,424,752                     1,425         1,424,752         451,143                 -                -         452,568
Shares Common Stock

Net Loss                                      -                 -               -                 -        (250,529)       (250,529)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1994                 20,219        20,218,590       1,186,403                 -        (889,352)         317,270

Issuance of 246,400                         246           246,400         234,633                 -                -         234,879
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (253,198)       (253,198)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1995                 20,465        20,464,990       1,421,036                 -      (1,142,550)         298,951


See Notes to Financial Statements.



                     DEMARCO ENERGY SYSTEMS of AMERICA, INC.
                          (A Development Stage Company)
                 STATEMENTS OF CHANGES in STOCKHOLDERS' CAPITAL
               FOR THE YEARS ENDED JUNE 30, 2001 and JUNE 30, 2000

                                                                                                          Retained
                                                                                                           Deficit
                                                                                                         Accumulated
                                   Common Stock       Shares of        Additional                         During the
                                      at Par         Common Stock      Paid - In      Subscriptions      Development
                                     $(0.001)         Outstanding       Capital        Receivable           Stage           Total
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1995                 20,465        20,464,990       1,421,036                 -      (1,142,550)         298,951

Issuance of 393,590                         394           393,590         212,639                 -                -         213,033
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (214,625)       (214,625)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1996                 20,858        20,858,580       1,633,676                 -      (1,357,175)         297,359

Issuance of 10,315,560                   10,316        10,315,560         329,298                 -                -         339,614
Shares of Common Stock

Subscriptions Receivable                      -                 -               -         (189,080)                -       (189,080)

Net Loss                                      -                 -               -                 -        (150,866)       (150,866)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1997                 31,174        31,174,140       1,962,974         (189,080)      (1,508,041)         297,027

Issuance of 446,000                         446           446,000         141,792          (15,800)                -         142,238
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (439,498)       (439,498)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1998                 31,620        31,620,140       2,104,766         (204,880)      (1,947,539)        (16,033)

Redemption of 9,166,483                 (9,166)       (9,166,483)         119,126           (5,650)                -         109,960
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (216,840)       (216,840)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1999                 22,454        22,453,657       2,223,892         (210,530)      (2,164,379)       (122,913)

Issuance of 383,757                         384           383,757          20,436                 -                -          20,820
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (270,669)       (270,669)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 2000                 22,838        22,837,414       2,244,328         (210,530)      (2,435,048)       (378,412)

Issuance of 2,094,433                     2,094         2,094,433        (57,589)           157,380                -         101,885
Shares of Common Stock

Beneficial Conversion Feature                 -                 -         333,267                 -                -         333,267
of Convertible Debt (Notes B and J)

Net Loss - Restated (Note J)                  -                 -               -                 -      (1,086,916)     (1,086,916)
                                   ------------      ------------      ----------     -------------     ------------     -----------

Balance at June 30, 2001           $     24,932        24,931,847      $2,520,006     $    (53,150)     $(3,521,964)    $(1,030,176)
Restated (Note J)

See Notes to the Financial Statements.




                     DEMARCO ENERGY SYSTEMS of AMERICA, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED JUNE 30, 2001 and JUNE 30, 2000

                                                                     Restated
                                                                   For the Year     For the Year
                                                                      Ended             Ended           Cumulative
                                                                  June 30, 2001     June 30, 2000     From Inception
                                                                  -------------     -------------     --------------

Cash flows from operating activities:
     Net Loss                                                      $(1,086,916)       $ (270,699)      $(3,521,964)

Adjustments to reconcile net loss to net cash
Provided (used) by operating activities:
     Depreciation and Amortization                                 $    28,464        $   32,949       $   154,125

Changes in operating assets and liabilities:
     (Increase) Decrease in Accounts Receivable                          3,000            45,000              (241)
     Increase in Other Assets                                                -            (3,240)           (1,000)
     Increase (Decease) in Accounts Payable                            121,643            (8,452)          159,299
     Increase  (Decrease) in Accrued Liabilities                        75,077            (2,615)           76,850
     Non-Cash Interest from Issuance of Debenture Bonds                333,267                             333,267
     Loss on Disposal of Assets of Subsidiary's Assets                       -                 -            19,867
                                                                  --------------    -------------     --------------
     Total Adjustments                                                 561,451            63,642           742,167
                                                                  --------------    -------------     --------------
    Net Cash Used by Operating Activities                             (525,465)         (207,057)       (2,779,797)
                                                                  --------------    -------------     --------------
Cash flows from investing activities:
     Patent                                                                  -                 -            (9,912)
     Manuals Development                                                     -           (10,000)          (10,000)
     Property and Equipment Additions                                  (14,198)           (2,311)         (185,201)
     Increase in Restricted Cash                                      (250,000)                -          (250,000)
                                                                  --------------    -------------     --------------
     Net Cash Provided (Used) by Investing Activities                 (264,198)          (12,311)         (455,113)
                                                                  --------------    -------------     --------------
Cash flows from financing activities:
    Proceeds (Repayments) from Long - Term Debt                        (65,438)          (49,917)           21,935
    Proceeds from Notes to Shareholders                                226,584            72,031           354,035
    Proceeds from Convertible Debentures                               503,680           197,000           700,680
    Proceeds from Issuance of Common Stock                             101,885            20,820         2,158,521
                                                                  --------------    -------------     --------------
     Net Cash Provided by Financing Activities                         766,711           239,934         3,235,171
                                                                  --------------    -------------     --------------

Net increase (decrease) in Cash and Cash Equivalents                $  (22,952)       $   20,566       $       261
Cash and Cash Equivalents at the Beginning of the Year                  23,213             2,647                 -
                                                                  --------------    -------------     --------------

Cash and Cash Equivalents at the End of the Year                    $      261        $   23,213       $       261
                                                                  ==============    =============     ==============

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for Interest Expense                      $   15,382        $   10,696       $   145,985

See Notes to the Financial Statements.


                          DEMARCO ENERGY SYSTEMS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
               FOR THE YEARS ENDED JUNE 30, 2001 and JUNE 30, 2000

Note A - Summary of Significant Accounting Policies

Nature of Operations

DeMarco Energy Systems of America, Inc. (the Company) was organized under the laws of the State of Utah in 1983. The Company is engaged in the marketing of the DeMarco Energy Systems water-air heating/cooling systems, energy audits and energy related equipment such as lighting and electrical fixture retro-fittings.

During 1989, the Company exchanged 10,396,790 shares of its stock for exclusive rights to a United States patent. The patent was granted for a unique water-source heat pump system that both heats and cools buildings and provides domestic hot water at an extremely low cost to install and operate. The heat pump is specifically designed to utilize municipal water systems as a heat source/sink. Florida Heat Pump Manufacturing Co. manufactures the DeMarco Energy Miser System under a patent licensing agreement.

During the fiscal year ending June 30, 1999, the Company filed an application with the United States Patent Office for a patent covering a heat pump system using gray water sources, reclaimed water sources and other non-potable water sources. Costs of approximately $20,000 related to the patent application have been capitalized. At June 30, 2001, the patent had not been granted and the eventual approval or denial of this patent application is indeterminable at this time.

In July 1996, the Company organized Cyberlink Systems, Inc. (Cyberlink), a wholly owned subsidiary. Cyberlink was organized to refurbish and market after-market computer components. During March of 1998, Cyberlink ceased operations. All components of Cyberlink were disposed of during the fiscal year ended June 30, 1999 and the related results from discontinued operations are reported on the income statements under loss from discontinued operations.


Basis of Financial Statements Presentation

The consolidated financial statements include the accounts of the Company and its subsidiary (Cyberlink). Inter-company transactions and accounts have been eliminated.


Furniture and Equipment

Furniture, equipment, and other long-term assets are recorded at historical cost less depreciation and amortization. Depreciation and amortization are accounted for on the straight-line method based on estimated useful lives. Purchases and improvements that extend the life of assets are capitalized whereas maintenance, repairs and immaterial purchases expensed as incurred.


Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Cash and Cash Equivalents

Holdings of highly liquid investments with maturities of three months or less when purchased are considered to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

Royalty Fee Arrangements

The Company has contracted with Florida Heat Pump Manufacturing, Inc. of Fort Lauderdale, Florida for the manufacture and distribution of a water source heat pump. The Company receives a 20% royalty fee, calculated from the base production price for manufacture of each unit. The base production price may vary. Through the agreement with Florida Heat Pump Manufacturing, Inc., the Company had net royalties of $5,051 and $21,906 at June 30, 2001 and 2000. The company recognizes royalty revenues when invoiced.

The Company has no obligation under the agreement with Florida Heat Pump Manufacturing, Inc. to provide warranty or servicing services either financially or otherwise for the equipment sold.


Advertising

The Company's policy is to expense advertising costs as the costs are incurred. Advertising costs of $55,941 and $27,961 have been expensed for the years ended June 30, 2001 and 2000, respectively.


Development Stage Company

The Company is in the "development stage" and as such is required to present the financial statements from inception. The Company is involved in obtaining a patent and developing a market for that patent. The Company is considered to be in the development stage until substantial revenues are produced in regard to the operations of the organization.


Note B - Convertible Debt Issuance

The company had outstanding, $700,680 and $197,000 in convertible debentures bonds at June 30, 2001 and 2000, respectively.

Bonds with principal value of $200,680 bear interest at 8% per year payable after being held for two years, and are convertible into the Company's common stock at fixed conversion rates ranging from $0.10 to $0.45 per share of common stock, which at date of issuance, approximated the fair value of the common stock. There is not a beneficial conversion feature associated with these bonds.

Bonds with principal value of $500,000 bear interest at 10% and contain a beneficial conversion feature which allows the holder to convert the bond's principal value plus accrued interest into shares of common stock at the lesser of $0.34 per share and the average of the lowest three days in the last ten trading days preceding the conversion at a forty (40) percent discount and are convertible at the date of issuance (September 26, 2000). Interest of $333,267 was calculated as a function of the excess of market value over the discounted conversion rate of common stock at the date of issuance and was expensed on that date.

At June 30, 2001 and 2000, $55,146 and $2,262 of interest was accrued in relation to the debentures bonds payable. The debenture bonds mature during the fiscal year ended June 30, 2002 and are expected to be converted into shares of common stock. The debenture bonds are not classified as current debt.


Note C - Notes Payable

Notes payable, relating to long-term leasing contracts and collateralized by computer systems and other leased equipment, were originally capitalized at $128,384 and have been fully depreciated. The notes bear interest at rates ranging from 12-18.55% and mature in the year ended June 30, 2002. Outstanding principal at June 30, 2001 and 2000 is $21,935 and $52,540, respectively.

During the year ended June 30, 2001, the Company paid off a note payable held by a bank. Shares in the company owned by the company's president secured the note. Outstanding principal of $0 and $34,833 was payable at June 30, 2001 and 2000, respectively and interest accrued at a rate of 11.5%.

Note D - Commitments and Contingencies

Office Facility Lease

The Company has entered into an office facility lease, guaranteed by the Company's president, calling for the following future rents:

                  Year ending June 30, 2002           $   24,808
                  Year ending June 30, 2003               25,906
                  Year ending June 30, 2004               26,364
                  Year ending June 30, 2005               10,527
                                                     -----------

                                    Total             $   87,605
                                                      ==========

Escrowed Cash

Pursuant to the Escrow Agreement dated September 26, 2000, $250,000 of the cash proceeds from the issuance of $1,500,000 of debenture bonds payable is to be withheld and maintained in an escrow account to cover contingencies should they arise. At the date of report, the escrowed funds have been released to the company and no contingencies related to the funds exist.


Note E - Earnings (Loss) per Common Share

Earnings (Loss) per common share are computed by dividing net losses by the weighted average number of common share outstanding during the year. The weighted average number of common shares outstanding during the years ended June 30, 2001 and 2000 was approximately 24,347,464 and 22,645,000 shares, respectively. The fully diluted number of shares outstanding for the years ended June 30, 2001 and 2000 was 29,945,014 and 23,301,018, respectively.


Note F - Income Taxes

As of June 30, 2001, DeMarco Energy Systems, Inc. had net operating loss carry forwards of approximately $2,250,000 that expire between 2010 and 2021 and are available to offset future taxable income to the extent permitted under the Internal Revenue Code. The Company's management estimates that the likelihood of utilizing the deferred tax asset associated with the net operating loss carry-forwards is less than fifty percent (50 %). For this reason, Management does not feel the recognition of a deferred tax asset would be appropriate at the date of report.


Note G - Related Party Transactions

The president of the company has advanced sums of $250,351 and $99,651 at June 30, 2001 and 2000. Additional advancements totaling $3,000 and $7,800 at June 30, 2001 and 2000 were received from a former affiliate of the Company. The loans bear interest at 8% and $11,528 of interest has been accrued at June 30, 2001.

An additional loan from a shareholder is recorded as having a balance of $20,000 at June 30, 2000. During the year ended June 30, 2001, this note was converted into 133,333 shares of common stock and is considered settled.

During the year ending June 30, 1999, the chairman of the board passed away. His estate forgave $66,356 owed by the company to him. The resultant gain from the forgiveness of debt is included as an extraordinary gain on the cumulative income statement.

Note H - Fair Values of Financial Instruments

The Company's financial instruments consist of cash and notes payable. The Company estimates the fair values of all financial instruments does not differ materially from the aggregate carrying values of its financial instruments recorded on the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange. None of the financial instruments are held for trading purposes.


Note I - Going Concern

As shown in the accompanying financial statements, the Company incurred net operating losses of ($1,086,916) and ($270,669) and had current liabilities in excess of current assets of $7,583 and $ 424,800, for the years ended June 30, 2001 and 2000, respectively, which raise substantial doubt about the Company's ability to continue as a going concern.. The Company's management intends to raise capital through equity offerings and expects that $700,680 of convertible debenture bonds payable will be converted to common stock. The Company's management has also increased their marketing efforts to raise revenues. The financial statements do not include any adjustments that might be necessary if the Corporation is unable to continue as a going concern.


Note J - Restated Financial Statements

The interest expense as reported in the previously issued June 30, 2001 financial statements did not include $333,267 of interest expense related to the issuance of the convertible debenture bonds. The restated financial statements include $333,267 of interest expense calculated as a function of the beneficial conversion feature of the convertible debentures bonds (Note B).

                           Accountant's Review Report
                           --------------------------

To the Board of Directors of DeMarco Energy Systems of America, Inc. (A Development Stage Company)

We have reviewed the accompanying balance sheet of Demarco Energy Systems of America, Inc. as of December 31, 2001 and the related statements of operations for the quarters ended December 31, 2001 and 2000, the six months ended December 31, 2001 and 2000 and cumulative from inception (January 19, 1983) and cash flows for the six months ended December 31, 2001 and 2000 and cumulative from inception (January 19, 1983), in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Demarco Energy Systems of America, Inc..

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.





Robnett & Company, P.C.
Austin, Texas

January 31, 2002


                     DEMARCO ENERGY SYSTEMS of AMERICA, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                    AS OF DECEMBER 31, 2001 and JUNE 30, 2001


                                                                 Unaudited             Audited
                              ASSETS                               As of                As of
                                                             December 31, 2001      June 30, 2001
                                                             -----------------      -------------
Current Assets:
     Cash and Equivalents                                         $    3,743         $       261
     Restricted Escrow                                                     -             250,000
     Accounts Receivable                                               7,140                 240
                                                             -----------------      -------------
          Total Current Assets                                        10,883             250,501
                                                             -----------------      -------------
Capital Assets:
     Fixtures, Fixtures and Equipment                                170,882             165,335
     Less: Accumulated Depreciation                                 (153,926)           (150,134)
                                                             -----------------      -------------
          Total Fixed Assets                                          16,956              15,201
                                                             -----------------      -------------
Other Assets:
     Patent, net of Accumulated Amortization
       of $1,322 and $991 at December 31
       and June 30, 2001                                               8,590               8,921
     Manuals, net of Accumulated Amortization
       of $4,000 and $3,000 at December 31
       and June 30, 2001                                               6,000               7,000
     Deposits                                                          1,000               1,000
                                                             -----------------      -------------
          Total Other Assets                                          15,590              16,921
                                                             -----------------      -------------

          TOTAL ASSETS                                            $   43,429         $   282,623
                                                             =================      =============


               LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES

Current Liabilities:
     Accounts Payable                                             $  124,272         $   159,299
     Cash Overdraft                                                        -               4,284
     Current Portion of Notes Payable                                  7,352              21,935
     Other Accrued                                                    57,782              72,566
                                                             -----------------      -------------
          Total Current Liabilities                                  189,406             258,084
                                                             -----------------      -------------

Long-Term Debt:
     Convertible Debentures                                          683,180             700,680
     Due to Shareholders                                             329,005             354,035
                                                             -----------------      -------------
          TOTAL LIABILITIES                                        1,201,591           1,312,799
                                                             -----------------      -------------

SHAREHOLDERS' EQUITY
     Common Stock, 100,000,000 Shares
       Authorized, Par $0.001, and
       27,214,792 and 24,931,847 shares
       issued at December 31 and June 30, 2001                        27,215              24,932
     Additional Paid-In-Capital                                    2,840,624           2,520,006
     Retained Deficit Accumulated                                 (3,972,851)         (3,521,964)
     Subscriptions Receivable                                        (53,150)            (53,150)
                                                             -----------------      -------------
          TOTAL SHAREHOLDERS' EQUITY                              (1,158,162)         (1,030,176)
                                                             -----------------      -------------

          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $   43,429         $   282,623
                                                             =================      =============

See Notes to the Financial Statements.


                     DEMARCO ENERGY SYSTEMS of AMERICA, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
                FOR THE QUARTERS ENDED DECEMBER 31,2001 and 2000,
              THE SIX MONTHS ENDED DECEMBER 31, 2001 and 2000, AND
                  CUMULATIVE SINCE INCEPTION (JANUARY 19,1983)



                                                                                                    Restated
                                                 Unaudited        Unaudited       Unaudited         Unaudited         Unaudited
                                               Three Months     Three Months      Six Months       Six Months         Cumulative
                                                   Ended           Ended             Ended           Ended          From Inception
                                               December 31,     December 31,     December 31,     December 31,       (January 31,
                                                   2001             2000             2001              2000              1983)
                                               ------------     ------------     ------------     ------------      --------------
Revenues
      Royalty Fees                             $         -      $        -       $         -      $         -       $    71,040
      Sales                                              -               -            54,170                -           814,861
      Other Income                                       -             869                 -              869            76,506
                                               ------------     ------------     ------------     ------------      --------------
         Total Revenue                                   -             869            54,170              869           962,407

      Less: Cost of Goods Sold                           -               -           (42,836)               -           (43,836)
                                               ------------     ------------     ------------     ------------      --------------
         Gross Margin                                    -             869            10,334              869           918,571
                                               ------------     ------------     ------------     ------------      --------------

Costs and Expenses
      Selling and Administrative                   249,993         170,105           410,977          283,088         4,177,585
      Depreciation and Amortization                  2,516           4,255             5,122            8,510           159,247
      Interest                                      21,775           2,627            45,122          340,368           591,048
                                               ------------     ------------     ------------     ------------      --------------
      Total Costs and Expenses                     274,284         176,987           461,221          631,966         4,927,880
                                               ------------     ------------     ------------     ------------      --------------

Loss Before Extraordinary Item                    (274,284)       (176,118)         (450,887)        (631,097)       (4,009,309)

Extraordinary Items
      Foregiveness of Debt                               -               -                 -                -            66,356
                                               ------------     ------------     ------------     ------------      --------------

Loss from Continuing Operations                   (274,284)       (176,118)         (450,887)        (631,097)       (3,942,953)

Discontinued Operations
      Loss from Operations of
        Discontinued Subsidiary
        (Cyberlink)                                      -               -                 -                -           (10,032)
      Loss on Disposal of Assets
        of Subsidiary (Cyberlink)                        -               -                 -                -           (19,866)
                                               ------------     ------------     ------------     ------------      --------------

Net Loss                                       $  (274,284)     $ (176,118)      $  (450,887)     $  (631,097)      $(3,972,851)
                                               ============     ============     ============     ============      ==============

      Earnings Per Share - Basic               $    (0.010)     $   (0.007)      $    (0.017)     $    (0.026)
                                               ============     ============     ============     ============
      Earnings Per Share - Fully Diluted       $    (0.007)     $   (0.006)      $    (0.011)     $    (0.021)
                                               ============     ============     ============     ============

See Notes to the Financial Statements.


                     DEMARCO ENERGY SYSTEMS of AMERICA, INC.
                          (A Development Stage Company)
                 STATEMENTS OF CHANGES in STOCKHOLDERS' CAPITAL
                        FROM INCEPTION TO SEPTEMBER, 2001


                                                                                                          Retained
                                                                                                           Deficit
                                                                                                         Accumulated
                                   Common Stock       Shares of        Additional                         During the
                                      at Par         Common Stock      Paid - In      Subscriptions      Development
                                     $(0.001)        Outstanding        Capital        Receivable           Stage           Total
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1988                      -                 -               -                 -                -               -
                                   ------------      ------------      ----------     -------------     ------------     -----------
Issuance of 38,000,000 Shares            38,000        38,000,000         111,306                 -                -         149,306
of Common Stock at Acquisition
of Corporate Shell

Reduction of 37,050,000 Shares         (37,050)      (37,050,000)               -                 -                -        (37,050)
of Common Stock in 40 to 1
reverse stock split

Issuance of 12,092,105                   12,092        12,092,105          68,625                 -                -          80,717
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (150,093)       (150,093)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1989                 13,042        13,042,105         179,931                 -        (150,093)          42,880

Net Loss                                      -                 -               -                 -         (39,703)        (39,703)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1990                 13,042        13,042,105         179,931                 -        (189,796)           3,177

Net Loss                                      -                 -               -                 -         (98,180)        (98,180)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1991                 13,042        13,042,105         179,931                 -        (287,976)        (95,003)

Issuance of 3,863,849                     3,865         3,864,849         459,298                 -                -         463,163
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (200,779)       (200,779)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1992                 16,907        16,906,954         639,229                 -        (488,755)         167,381

Issuance of 1,886,884                     1,887         1,886,884          96,031                 -                -          97,918
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (150,068)        150,068)
                                   ------------      ------------      ----------     -------------     ------------     -----------

Balance at June 30, 1993                 18,794        18,793,838         735,260                 -        (638,823)         115,231

Issuance of 1,424,752                     1,425         1,424,752         451,143                 -                -         452,568
Shares Common Stock

Net Loss                                      -                 -               -                 -        (250,529)       (250,529)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1994                 20,219        20,218,590       1,186,403                 -        (889,352)         317,270

Issuance of 246,400                         246           246,400         234,633                 -                -         234,879
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (253,198)       (253,198)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1995                 20,465        20,464,990       1,421,036                 -      (1,142,550)         298,951


See Notes to Financial Statements.


                     DEMARCO ENERGY SYSTEMS of AMERICA, INC.
                          (A Development Stage Company)
                 STATEMENTS OF CHANGES in STOCKHOLDERS' CAPITAL
                      FROM INCEPTION TO SEPTEMBER 30, 2001


                                                                                                          Retained
                                                                                                           Deficit
                                                                                                         Accumulated
                                   Common Stock       Shares of        Additional                         During the
                                      at Par         Common Stock      Paid - In      Subscriptions      Development
                                     $(0.001)         Outstanding       Capital        Receivable           Stage           Total
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1995                 20,465        20,464,990       1,421,036                 -      (1,142,550)         298,951

Issuance of 393,590                         394           393,590         212,639                 -                -         213,033
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (214,625)       (214,625)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1996                 20,858        20,858,580       1,633,676                 -      (1,357,175)         297,359

Issuance of 10,315,560                   10,316        10,315,560         329,298                 -                -         339,614
Shares of Common Stock

Subscriptions Receivable                      -                 -               -         (189,080)                -       (189,080)

Net Loss                                      -                 -               -                 -        (150,866)       (150,866)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1997                 31,174        31,174,140       1,962,974         (189,080)      (1,508,041)         297,027

Issuance of 446,000                         446           446,000         141,792          (15,800)                -         142,238
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (439,498)       (439,498)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1998                 31,620        31,620,140       2,104,766         (204,880)      (1,947,539)        (16,033)

Redemption of 9,166,483                 (9,166)       (9,166,483)         119,126           (5,650)                -         109,960
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (216,840)       (216,840)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 1999                 22,454        22,453,657       2,223,892         (210,530)      (2,164,379)       (122,913)

Issuance of 383,757                         384           383,757          20,436                 -                -          20,820
Shares of Common Stock

Net Loss                                      -                 -               -                 -        (270,669)       (270,669)
                                   ------------      ------------      ----------     -------------     ------------     -----------
Balance at June 30, 2000                 22,838        22,837,414       2,244,328         (210,530)      (2,435,048)       (378,412)

Issuance of 2,094,433                     2,094         2,094,433        (57,589)           157,380                -         101,885
Shares of Common Stock

Beneficial Conversion Feature                 -                 -         333,267                 -                -         333,267
of Convertible Debt

Net Loss - Restated                           -                 -               -                 -      (1,086,916)     (1,086,916)
                                   ------------      ------------      ----------     -------------     ------------     -----------

Balance at June 30, 2001           $     24,932        24,931,847      $2,520,006     $    (53,150)     $(3,521,964)    $(1,030,176)

Issuance of 773,300 Shares                  773           773,300           (773)                 -                -               -
of Common Stock (Unaudited)

Net Loss (Unaudited)                          -                 -               -                 -        (176,601)       (176,601)


Balance at September 30, 2001      $     25,705        25,705,147      $2,519,233          (53,150)     $(3,698,565)    $(1,206,777)
(Unaudited)

Issuance of 1,509,645 Shares              1,510         1,509,645         321,391                 -                -        322,901
of Common Stock

Net Loss (Unaudited)                          -                 -               -                 -         (53,150)       (274,284)
                                   ------------      ------------      ----------     -------------     ------------    ------------
Balance at December 31, 2001       $     27,215      $ 27,214,792      $2,840,624     $    (53,150)     $(3,972,851)    $(1,158,162)
(Unaudited)                        ============      ============      ==========     =============     ============    ============


See Notes to the Financial Statements.


                     DEMARCO ENERGY SYSTEMS of AMERICA, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                  FOR THE SIX MONTHS DECEMBER 31, 2001 and 2000
                AND CUMULATIVE FROM INCEPTION (JANUARY 19, 1983)


                                                                     Unaudited              Unaudited             Unaudited
                                                                     Six Months            Six Months
                                                                       Ended                  Ended              Cumulative
                                                                 December 31, 2001      December 31, 2000       From Inception
                                                                 -----------------      -----------------       --------------
Cash flows from operating activities:
     Net Loss                                                       $ (450,887)             $ (631,097)          $(3,972,851)

Adjustments to reconcile net loss to
 net cash Provided (used) by operating
 activities:
     Depreciation and Amortization                                        5,123                   8,810               159,248

Changes in operating assets and liabilities:
     (Increase) Decrease in Accounts Receivable                         (6,900)                   3,001               (7,141)
     Increase in Other Assets                                                 -                       -               (1,000)
     Increase (Decease) in Accounts Payable                            (35,027)                 147,725               124,272
     Increase  (Decrease) in Accrued Liabilities                         81,083                 (1,775)               157,933
     Non-cash Interest from Issuance of Debenture Bonds                       -                 333,267               333,267
     Non-cash Penalties to Funding Agency                                90,000                       -                90,000
                                                                 -----------------      -----------------       --------------
     Total Adjustments                                                  134,279                 490,728               856,579
                                                                 -----------------      -----------------       --------------
    Net Cash Used by Operating Activities                             (316,608)               (140,369)           (3,116,272)
                                                                 -----------------      -----------------       --------------
Cash flows from investing activities:
     Patent                                                                   -                       -               (9,912)
     Manuals Development                                                      -                       -              (10,000)
     Property and Equipment Additions                                   (5,547)                 (3,464)             (170,881)
     Decrease (Increase) Restricted Cash                                250,000               (250,000)                     -
                                                                 -----------------      -----------------       --------------
     Net Cash Provided (Used) by Investing Activities                   244,453               (253,464)             (190,793)
                                                                 -----------------      -----------------       --------------

Cash flows from financing activities:
    Proceeds (Repayments) from Long - Term Debt                        (14,583)                (79,116)                 7,352
    Proceeds from Notes to Shareholders                                  30,220               (127,450)               384,255
    Proceeds from Convertible Debentures                                      -                 583,680               700,680
    Proceeds from Issuance of Common Stock                               60,000                       -             2,218,521
                                                                 -----------------      -----------------       --------------
     Net Cash Provided by Financing Activities                           75,637                 377,114             3,310,808
                                                                 -----------------      -----------------       --------------

Net increase (decrease) in Cash and Cash Equivalents                      3,482                (16,719)                 3,743

Cash and Cash Equivalents at the Beginning of the Period                    261                  23,213                     -
                                                                 -----------------      -----------------       --------------
Cash and Cash Equivalents at the End of the Period                  $     3,743             $     6,494             $   3,743
                                                                 =================      =================       ==============
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for Interest Expense                    $     1,919             $     7,101           $   147,904
                                                                 =================      =================       ==============
Non-cash Investing and Financing Activities:
Conversion of Debt to Equity                                        $   172,901             $         -           $   172,901
                                                                 =================      =================       ==============

See Notes to the Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001
                                   (Unaudited)


Note A - Summary of Significant Accounting Policies


Nature of Operations

DeMarco Energy Systems of America, Inc. (the Company) was organized under the laws of the State of Utah in 1983. The Company is engaged in the marketing of the DeMarco Energy Systems water-air heating/cooling systems, energy audits and energy related equipment such as lighting and electrical fixture retro-fittings.

During 1989, the Company exchanged 10,396,790 shares of its stock for exclusive rights to a United States patent. The patent was granted for a unique water-source heat pump system that both heats and cools buildings and provides domestic hot water at an extremely low cost to install and operate. The heat pump is specifically designed to utilize municipal water systems as a heat source/sink. Florida Heat Pump Manufacturing Co. manufactures the DeMarco Energy Miser System under a patent licensing agreement.

During the fiscal year ending June 30, 1999, the Company filed an application with the United States Patent Office for a patent covering a heat pump system using gray water sources, reclaimed water sources and other non-potable water sources. Costs of approximately $20,000 related to the patent application have been capitalized. At December 31, 2001, the patent had not been granted and the eventual approval or denial of this patent application is indeterminable at this time.

In July 1996, the Company organized Cyberlink Systems, Inc. (Cyberlink), a wholly owned subsidiary. Cyberlink was organized to refurbish and market after-market computer components. During March of 1998, Cyberlink ceased operations. All components of Cyberlink were disposed of during the fiscal year ended June 30, 1999 and the related results from discontinued operations are reported on the income statements under loss from discontinued operations.


Basis of Financial Statements Presentation

The consolidated financial statements include the accounts of the Company and its subsidiary (Cyberlink). Inter-company transactions and accounts have been eliminated.


Furniture and Equipment

Furniture, equipment, and other long-term assets are recorded at historical cost less depreciation and amortization. Depreciation and amortization are accounted for on the straight-line method based on estimated useful lives, which approximate 5-7 years for equipment and furniture and fixtures, respectively. Purchases and improvements that extend the life of assets are capitalized whereas maintenance, repairs and immaterial purchases expensed as incurred.


Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Holdings of highly liquid investments with maturities of three months or less when purchased are considered to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.


Royalty Fee Arrangements

The Company has contracted with Florida Heat Pump Manufacturing, Inc. of Fort Lauderdale, Florida for the manufacture and distribution of a water source heat pump.

The Company has no obligation under the agreement with Florida Heat Pump Manufacturing, Inc. to provide warranty or servicing services either financially or otherwise for the equipment sold.


Advertising

The Company's policy is to expense advertising costs as the costs are incurred. Advertising costs of $8,075 and $10,070 have been expensed for the quarter and six-month period ended December 31, 2001, respectively.


Development Stage Company

The Company is in the "development stage" and as such is required to present the financial statements from inception. The Company is involved in obtaining a patent and developing a market for that patent. The Company is considered to be in the development stage until substantial revenues are produced in regard to the operations of the organization.


Note B - Convertible Debt Issuance

The Company has outstanding, $683,180 in convertible debenture bonds at December 31, 2001.

Bonds with principal value of $198,180 bear interest at 8% per year payable after being held for two years, and are convertible into the Company's common stock at fixed conversion rates ranging from $0.10 to $0.45 per share of common stock, which at date of issuance, approximated the fair value of the common stock. There is not a beneficial conversion feature associated with these bonds.

Bonds with principal value of $485,000 bear interest at 10% and contain a beneficial conversion feature which allows the holder to convert the bond's principal value plus accrued interest into shares of common stock at the lesser of $0.34 per share and the average of the lowest three days in the last ten trading days preceding the conversion at a forty (40) percent discount and are convertible at the date of issuance. Interest of $333,267 was calculated as a function of the excess of market value over the discounted conversion rate of common stock at the date of issuance and was expensed on that date.

At December 31, 2001, $31,683 of interest was accrued in relation to the debentures bonds payable. During the quarter ended December 31, 2001, debenture bonds and accrued interest of $17,500 and $56,401, respectively, were converted into 837,776 shares of common stock. The debenture bonds mature during the year ended June 30, 2002 and are expected to be converted into shares of common stock at dates, which could exceed one year from the date of report. The debenture bonds are not classified as current debt.


Note C - Notes Payable

Notes payable, relating to long-term leasing contracts and collateralized by computer systems and other leased equipment, were originally capitalized at $128,384 and have been fully depreciated. The notes bear interest at rates ranging from 12-18.55% and mature in the year ended June 30, 2002. Outstanding principal at December 31, 2001 is $7,351.

Note D - Commitments and Contingencies


Office Facility Lease

The Company has entered into an office facility lease, guaranteed by the Company's president, calling for the following future rents:

         Year ending June 30, 2002          $   18,606
         Year ending June 30, 2003              25,906
         Year ending June 30, 2004              26,364
         Year ending June 30, 2005              10,527
                                            -----------
                           Total            $   81,403
                                            ===========


Escrowed Cash

Pursuant to the Escrow Agreement dated September 26, 2000, $250,000 of the cash proceeds from the issuance of $1,500,000 of debenture bonds payable is to be withheld and maintained in an escrow account to cover contingencies should they arise. At the date of report, the escrowed funds have been released to the company and no contingencies related to the funds exist.


Note E - Earnings (Loss) per Common Share

Earnings (Loss) per common share are computed by dividing net losses by the weighted average number of common share outstanding during the quarter. The weighted average number of common shares outstanding during the quarters ended December 31, 2001 and 2000 was approximately 27,214,742 and 24,622,747 shares, respectively. The fully diluted number of shares outstanding for the quarters ended December 31, 2001 and 2000 was 41,878,264 and 30,770,641, respectively.


Note F - Income Taxes

As of June 30, 2001, DeMarco Energy Systems, Inc. had net operating loss carry forwards of approximately $2,425,000 that expire between 2010 and 2021 and are available to offset future taxable income to the extent permitted under the Internal Revenue Code. The Company's management estimates that the likelihood of utilizing the deferred tax asset associated with the net operating loss carry-forwards is less than fifty percent (50 %). For this reason, Management does not feel the recognition of a deferred tax asset would be appropriate at the date of report.


Note G - Related Party Transactions

The president of the company has advanced cash to the Corporation to fund operational deficits. The president converted $99,000 of debt into 1,650,000 shares of common stock. The loans bear interest at 8% and $137,822 and $20,925 of principal and interest, respectively, has been accrued at December 31, 2001.

Additionally, the president is deferring salary form the Corporation at the rate of $175,000 per annum. At December 31, 2001, $188,183 of deferred salary has been accrued.

An additional loan from a shareholder was recorded as having a balance of $20,000 at June 30, 2000. During the year ended June 30, 2001, this note was converted into 133,333 shares of common stock and is considered settled.

During the year ending June 30, 1999, the chairman of the board passed away. His estate forgave $66,356 owed by the company to him. The resultant gain from the forgiveness of debt is included as an extraordinary gain on the cumulative income statement.

Note H - Fair Values of Financial Instruments

The Company's financial instruments consist of cash and notes payable. The Company estimates the fair values of all financial instruments does not differ materially from the aggregate carrying values of its financial instruments recorded on the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange. None of the financial instruments are held for trading purposes.


Note I - Going Concern

As shown in the accompanying financial statements, the Company incurred net operating losses of ($182,034) and ($176,118) for the quarters ended December 31, 2001 and 2000 and had current liabilities in excess of current assets of $176,273, for the quarter ended December 31, 2001, which raise substantial doubt about the Company's ability to continue as a going concern.. The Company's management intends to raise capital through equity offerings and expects that $683,180 of convertible debenture bonds payable will be converted to common stock. The Company's management has also increased their marketing efforts to raise revenues. The financial statements do not include any adjustments that might be necessary if the Corporation is unable to continue as a going concern.


Note J - Restated Financial Statements

The interest expense as reported in the previously reported September 30, 2000 financial statements did not include $333,267 of interest expense related to the issuance of the convertible debenture bonds. The six-month period ended December 31, 2000 has been restated and includes $333,267 of interest expense calculated as a function of the beneficial conversion feature of the convertible debenture bonds (Note B).

                                     Part II

                     Information Not Required in Prospectus

ITEM 24.  Indemnification of Directors and Officers

         Our articles of incorporation limit the personal monetary liability of our directors to the fullest extent permissible under the corporation laws of Utah. In general, Section 16-10a-841 of the Utah Revised Business Corporation Act (the URBCA"), permits the elimination of personal monetary liability in all cases except liability for: (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of Section 16-10a-842 of the Utah Revised Business Corporation Act (relative to distribution of assets in violation of the URBCA or our articles of incorporation); or (d) an intentional violation of criminal law.

         Except as set forth in the articles of incorporation and under the provisions of the URBCA, no statute, charter provision, bylaw, contract or other arrangement which indemnifies any controlling person, officer or director of our Company, affects or limits their liability.


ITEM 25.  Other Expenses of Issuance and Distribution

         All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby shall be borne by us. Commissions and discounts, if any, attributable to the sales of shares of Common Stock hereunder will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in a transaction involving sales of shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the Selling Stockholders against certain liabilities in connection with the offering of the shares of Common Stock hereunder, including liabilities arising under the Securities Act.

         We anticipate incurring the following expenses in connection with the registration of these shares of Common Stock:

         1. Legal expenses                       $ 40,000
         2. Consulting fees                        72,000
         3. Registrations fees                        580
                                                  -------
            Total                                $112,580


ITEM 26.  Recent Sales of Unregistered Securities

         On September 13, 1999, we completed a private placement (the "Placement") of 696,852 shares of our Common Stock to 33 individual and institutional investors. The aggregate sales proceeds of the Placement were $174,300. We believe that the issuance of shares of Common Stock in the Placement was exempt from the registration requirements of the Securities Act under Rule 506 under the Securities Act. There was no underwriter involved and all persons acquiring the stock were accredited investors.

         During the eight-month period from January through August 2000, we issued a series of convertible debentures bearing 8% interest. A total of $229,380 was raised from this issuance. The debentures mature in 24 months from the time of issue. Interest payments are calculated quarterly and totaled upon conversion and included in the stock distribution. The debentures carry various conversion privileges ranging from $0.10 to $0.45 a share. The debenture holders have the right to convert any or all of the principal into our Common Shares at any time after the first 12 months from issuance. If all debenture holders elect to convert, we will issue approximately 1,200,000 shares of our Common Stock to the holders and be relieved of the debt. We believe that the issuance of shares of Common Stock in the Placement was exempt from the registration requirements of the Securities Act under Rule 506 adopted thereunder. There was no underwriter involved and all persons offered and acquiring the debentures were accredited investors. As of April 5, 2002, 7 of these Debenture Holders (a total of $57,380 in principal) have converted their debentures into a total of 195,953 shares of restricted common stock.

         On September 26, 2000, we entered into an agreement with AJW Partners, LLC and New Millennium Capital Partners II, LLC for the private placement of $500,000 of our Secured Convertible Debentures. These debentures are convertible into shares of our Common Stock. We received the $500,000 (less legal and consulting fees of $45,000) on September 27, 2000. If all debenture holders elect to convert, we estimate that we will issue approximately 6,838,700 shares of our Common Stock to the holders and will be relieved of the debt. Since the debentures were sold in a private transaction, solely to accredited institutional investors, we believe that the issuance of the debentures was exempt from registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         Mr. Victor DeMarco, the Company's controlling shareholder and Chief Executive Officer and director had personally loaned us approximately $99,000 through the period ended June 30, 2000. On September 29, 2000, Mr. DeMarco converted this entire debt into 1,650,000 shares of our Common Stock at a conversion price of $0.06 per share. In addition, Mr. Victor DeMarco had personally loaned us approximately $159,000 from July 1, 2000 through the period ended December 31, 2001. During the quarter ended March 31, 2002, Mr. DeMarco converted this entire debt into 3,174,940 shares of our Common Stock at a conversion price of $0.05 per share. Because Mr. DeMarco is an officer and director of DeMarco Energy, we believe the issuance of shares to Mr. DeMarco was exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         Mr. Peter Des Camps, formerly our Senior Vice President of Corporate Development also serves as President and Chief Executive Officer for Lead Capital Ventures ("LCV"), a private investment company formed in 1999. LCV paid a debt of DeMarco Energy in the amount of $20,000 and acquired the Common Stock conversion rights associated with that debt. The conversion rights were at $0.156 per share which resulted in 133,333 shares of Common Stock being issued to LCV. This transaction occurred on September 29, 2000. Because LCV is an accredited institutional investor and Mr. Descamps was an officer of DeMarco Energy, we believe this transaction was exempt from registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         In January 2002, we sold 395,000 restricted shares of our Common Stock in a private placement to Mr. Phillip Peterson. Total proceeds to the Company were $59,250. We believe that the issuance of shares of Common Stock in the Placement was exempt from the registration requirements of the Securities Act under Rule 506 adopted thereunder. There was no underwriter involved in the private placement.

         During the quarter ended March 31, 2002 we issued 5,000 restricted shares of our Common Stock to Mr. Kenneth Bates for consulting services performed. These services were valued at $700 or $0.14 per share. We believe that the issuance of such shares was exempt from registration requirements of the Securities Act under Section 4(2) of the Securities Act.

         During the quarter ended March 31, 2002 we issued 225,000 restricted shares of our Common Stock to NIR Group for consulting services performed in connection with the issuance of the $1,000,000 of convertible debentures dated March 26, 2002. We believe that the issuance of such shares was exempt from registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(2) of the Securities Act.


ITEM 27.  Exhibits

 Exhibit Number                           Name of Exhibit
 --------------                           ---------------

     3.01                DeMarco  Energy  Systems of America,  Inc.  Articles of
                         Incorporation (3)

     3.02                DeMarco Energy Systems of America, Inc. By-Laws (3)

     4.01 DeMarco Energy Systems of America, Inc. 10% Secured Convertible Debenture issued to AJW Partners, LLC dated March 26, 2002 (4)

     4.02 DeMarco Energy Systems of America, Inc. 10% Secured Convertible Debenture issued to New Millennium Capital Partners II, LLC dated March 26, 2002 (4)

     4.03                DeMarco  Energy  Systems of America,  Inc.  10% Secured
                         Convertible   Debenture   issued  to  Pegasus   Capital
                         Partners, LLC dated March 26, 2002 (4)

     4.04 DeMarco Energy Systems of America, Inc. 10% Secured Convertible Debenture issued to AJW/Mew Millennium Offshore Ltd. dated March 26, 2002 (4)

     4.05                Transfer Agent Instructions dated March 26, 2002 (4)

     4.06 Secured Convertible Debenture Purchase Agreement dated March 26, 2002 (4)

     4.07                Registration Rights Agreement dated March 26, 2002 (4)

     4.08                Intellectual  Property  Security  Agreement dated March
                         26, 2002 (4)

     4.09                Security Agreement dated March 26, 2002 (4)

     4.10 Secured Convertible Debenture Purchase Agreement dated September 26, 2000 (2)

     4.11 DeMarco Energy Systems of America, Inc. 10% Secured Convertible Debenture dated September 26, 2000 (2)

     4.12                Security Agreement dated September 26, 2000 (2)

     4.13                Intellectual    Property   Security   Agreement   dated
                         September 26, 2000 (2)

     4.14                Registration  Rights Agreement dated September 26, 2000
                         (2)

     4.15                Escrow Agreement dated September 26, 2000 (2)

     4.16 Amended Terms Agreement with AJW Partners, LLC. And New Millennium Capital Partners II, LLC. dated September 26, 2000 (3)

     5.1 Opinion of Locke Liddell & Sapp LLP with respect to the legality of the securities being offered hereby (to be filed by amendment)

     10.01               PG&E Energy Services Master Agreement (3)

     10.02               Florida Heat Pump OEM Agreement (3)

     10.03               Amended Florida Heat Pump Agreement (3)

     10.04               Chevron Energy Solutions, L.P. Master Agreement (3)

     23.01 Consent of Locke Liddell & Sapp LLP (included as part of its opinion)

     23.02               Consent of Nathan M. Robnett, CPA (1)

 ------------------------
     (1)  Filed herewith.
     (2) Incorporated by reference from Form 8-K filed on October 11, 2000. SEC file number 000-28283.
     (3) Incorporated by reference from Form SB-2 Amendment No. 2 filed on October 15, 2001. SEC file number 333-69876.
     (4) Incorporated by reference from Form 8-K filed on April 3, 2002. SEC file number 000-28283.


ITEM 28.  Undertakings

         The Company will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement.

                (iii) Include any additional or changed material information on the Plan of Distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions of its Articles of Incorporation, its By-Laws, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by Registrant for expenses incurred or paid by an officer, director or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Austin, State of Texas, on the 24th day of April, 2002.

                     DEMARCO ENERGY SYSTEMS OF AMERICA, INC,

                              By: /s/ Victor M. DeMarco
                                  ---------------------------
                                  Victor M. DeMarco, President/ Chief Operating Officer, Chief Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



        Signature                     Title                          Date
        ---------                     -----                          ----

 /s/ Victor M. DeMarco      President, Chief Operating           April 24, 2002
     -----------------      Officer, Chief Accounting Officer
     Victor M. DeMarco

 /s/ Mary L. DeMarco        Director                             April 24, 2002
     ----------------
     Mary L. DeMarco

 /S/ William Berry          Director                             April 24, 2002
     -------------
     William Berry

Table of Exhibits

 Exhibit Number                            Name of Exhibit
 --------------                            ---------------

     3.01                DeMarco  Energy  Systems of America,  Inc.  Articles of
                         Incorporation (3)

     3.02                DeMarco Energy Systems of America, Inc. By-Laws (3)

     4.01 DeMarco Energy Systems of America, Inc. 10% Secured Convertible Debenture issued to AJW Partners, LLC dated March 26, 2002 (4)

     4.02 DeMarco Energy Systems of America, Inc. 10% Secured Convertible Debenture issued to New Millennium Capital Partners II, LLC dated March 26, 2002 (4)

     4.03                DeMarco  Energy  Systems of America,  Inc.  10% Secured
                         Convertible   Debenture   issued  to  Pegasus   Capital
                         Partners, LLC dated March 26, 2002 (4)

     4.04 DeMarco Energy Systems of America, Inc. 10% Secured Convertible Debenture issued to AJW/Mew Millennium Offshore Ltd. dated March 26, 2002 (4)

     4.05                Transfer Agent Instructions dated March 26, 2002 (4)

     4.06 Secured Convertible Debenture Purchase Agreement dated March 26, 2002 (4)

     4.07                Registration Rights Agreement dated March 26, 2002 (4)

     4.08                Intellectual  Property  Security  Agreement dated March
                         26, 2002 (4)

     4.09                Security Agreement dated March 26, 2002 (4)

     4.10 Secured Convertible Debenture Purchase Agreement dated September 26, 2000 (2)

     4.11 DeMarco Energy Systems of America, Inc. 10% Secured Convertible Debenture dated September 26, 2000 (2)

     4.12                Security Agreement dated September 26, 2000 (2)

     4.13                Intellectual    Property   Security   Agreement   dated
                         September 26, 2000 (2)

     4.14                Registration  Rights Agreement dated September 26, 2000
                         (2)

     4.15                Escrow Agreement dated September 26, 2000 (2)

     4.16 Amended Terms Agreement with AJW Partners, LLC. And New Millennium Capital Partners II, LLC. dated September 26, 2000 (3)

     5.1 Opinion of Locke Liddell & Sapp LLP with respect to the legality of the securities being offered hereby (to be filed by amendment)

     10.01               PG&E Energy Services Master Agreement (3)

     10.02               Florida Heat Pump OEM Agreement (3)

     10.03               Amended Florida Heat Pump Agreement (3)

     10.04               Chevron Energy Solutions, L.P. Master Agreement (3)

     23.01 Consent of Locke Liddell & Sapp LLP (included as part of its opinion)

     23.02               Consent of Nathan M. Robnett, CPA (1)

 ------------------------
     (1)  Filed herewith.
     (2) Incorporated by reference from Form 8-K filed on October 11, 2000. SEC file number 000-28283.
     (3) Incorporated by reference from Form SB-2 Amendment No. 2 filed on October 15, 2001. SEC file number 333-69876.
     (4) Incorporated by reference from Form 8-K filed on April 3, 2002. SEC file number 000-28283.